                                                     This prospectus is filed
                                                     pursuant to rule 424(b)(3)
                                                     of the Securities Act
                                                     of 1933.






                                PROSPECTUS SUPPLEMENT
                                         TO
                              PROSPECTUS DATED AUGUST 7, 1997








                                DecisionOne Corporation


                             9 3/4% Senior Subordinated Notes
                                        Due 2007














        Attached are the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended, and the Company's Quarterly Report on
                Form 10-Q for the period ended September 30, 1997.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     This amendment to the Registrant's Form 10-K for the fiscal year ended June 30, 1997 (the "1997 Form 10-K") amends and modifies the financial statements and supplementary data for DecisionOne Holdings Corp. and DecisionOne Corporation listed in Item 14 which are attached hereto and made a part hereof.

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES

     This amendment to the 1997 Form 10-K amends and modifies the 1997 Form 10-K to reflect the filing of Exhibits 10.3, 10.21 and 10.22.

                                   SIGNATURES

     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized in Frazer, Pennsylvania on October 8, 1997.

                                          DECISIONONE CORPORATION

                                          By:   /s/ THOMAS J. FITZPATRICK

                                            ------------------------------------
                                                   Thomas J. Fitzpatrick
                                                     Vice President and
                                                  Chief Financial Officer

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENT OF DECISIONONE HOLDINGS CORP.:

  Independent Auditors' Report......................................................    F-2
  Consolidated Balance Sheets as of June 30, 1997 and 1996..........................    F-3
  Consolidated Statements of Operations for the Years Ended June 30, 1997, 1996 and
     1995...........................................................................    F-4
  Consolidated Statements of Shareholders' Equity for the Years Ended June 30, 1997,
     1996 and 1995..................................................................    F-5
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1997, 1997 and
     1995...........................................................................    F-6
  Notes to Consolidated Financial Statements........................................    F-7

CONSOLIDATED FINANCIAL STATEMENTS OF DECISIONONE CORPORATION:
  Independent Auditors' Report......................................................    F-26
  Consolidated Balance Sheets as of June 30, 1997 and 1996..........................    F-27
  Consolidated Statements of Operations for the Years Ended June 30, 1997, 1996 and
     1995...........................................................................    F-28
  Consolidated Statements of Shareholders' Equity for the Years Ended June 30, 1997,
     1996 and 1995..................................................................    F-29
  Consolidated Statements of Cash Flows for the Years Ended June 30, 1997, 1997 and
     1995...........................................................................    F-30
  Notes to Consolidated Financial Statements........................................    F-31

FINANCIAL STATEMENT SCHEDULES:
  Schedule I -- Condensed Financial Information of Registrant (DecisionOne Holdings
     Corp. only)....................................................................    S-1
  Schedule II -- Valuation and Qualifying Accounts..................................    S-5

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of DecisionOne Holdings Corp.:

     We have audited the accompanying consolidated balance sheets of DecisionOne Holdings Corp. and subsidiaries (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedules listed in the Index at
Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Holdings Corp. and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 15, 1997

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996
            (IN THOUSANDS, EXCEPT NUMBER OF SHARES OF COMMON STOCK)

                                                                           1997         1996
                                                                         --------     --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................  $ 10,877     $  8,221
  Accounts receivable, net of allowances of $14,869 and $9,580.........   127,462       92,650
  Consumable parts, net of allowances of $17,889 and $19,537...........    34,518       29,770
  Prepaid expenses and other assets....................................     4,542        5,112
  Deferred tax asset...................................................     5,236        8,018
                                                                         --------     --------
          Total current assets.........................................   182,635      143,771
REPAIRABLE PARTS, Net of accumulated amortization of $154,555 and
  $105,462.............................................................   199,900      154,970
PROPERTY AND EQUIPMENT.................................................    34,227       32,430
INTANGIBLES............................................................   191,366      164,659
OTHER ASSETS...........................................................    14,977       18,680
                                                                         --------     --------
TOTAL ASSETS...........................................................  $623,105     $514,510
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt....................................  $  4,788     $  2,321
  Accounts payable and accrued expenses................................    95,516       89,564
  Deferred revenues....................................................    56,600       38,485
  Income taxes and other liabilities...................................     4,664          479
                                                                         --------     --------
          Total current liabilities....................................   161,568      130,849
REVOLVING CREDIT LOAN AND LONG-TERM DEBT...............................   232,721      188,582
OTHER LIABILITIES......................................................    13,928       14,286
SHAREHOLDERS' EQUITY:
  Preferred stock, no par value; authorized 5,000,000 shares; none outstanding
  Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 27,817,832 shares in 1997 and 27,340,288 shares in
     1996..............................................................       278          273
  Additional paid-in capital...........................................   258,331      255,262
  Accumulated deficit..................................................   (42,432)     (73,516)
  Other................................................................    (1,289)      (1,226)
                                                                         --------     --------
          Total shareholders' equity...................................   214,888      180,793
                                                                         --------     --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.............................  $623,105     $514,510
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                               1997         1996         1995
                                                             --------     --------     --------
REVENUES...................................................  $785,950     $540,191     $163,020
COST OF REVENUES...........................................   581,860      402,316      113,483
                                                             --------     --------     --------
GROSS PROFIT...............................................   204,090      137,875       49,537
OPERATING EXPENSES:
  Selling, general and administrative expenses.............   112,870       72,829       21,982
  Amortization of intangibles..............................    23,470       15,673        6,776
                                                             --------     --------     --------
OPERATING INCOME...........................................    67,750       49,373       20,779
INTEREST EXPENSE, Net of interest income of $197 in 1997,
  $239 in 1996 and $53 in 1995.............................    14,698       14,714        2,468
                                                             --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  (BENEFIT), DISCONTINUED OPERATIONS AND EXTRAORDINARY
  ITEM.....................................................    53,052       34,659       18,311
PROVISION (BENEFIT) FOR INCOME TAXES.......................    21,968       13,870      (23,104)
                                                             --------     --------     --------
INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY
  ITEM.....................................................    31,084       20,789       41,415
DISCONTINUED OPERATIONS -- Income from operations of
  discontinued products division...........................                               1,113
                                                             --------     --------     --------
INCOME BEFORE EXTRAORDINARY ITEM...........................    31,084       20,789       42,528
EXTRAORDINARY ITEM, NET OF TAX BENEFIT OF $1,284...........                  1,927
                                                             --------     --------     --------
NET INCOME.................................................  $ 31,084     $ 18,862     $ 42,528
                                                             ========     ========     ========
PRO FORMA INFORMATION (UNAUDITED):
  Net income before interest expense adjustment............  $ 31,084
  Interest expense adjustment, net of tax..................   (31,267)
                                                             --------
  Pro forma net loss.......................................  $   (183)
                                                             ========
  Pro forma loss per share.................................  $   (.01)
                                                             ========
  Pro forma weighted average number of common and common
     equivalent shares outstanding.........................    14,200
                                                             ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
            (IN THOUSANDS, EXCEPT NUMBER OF SHARES OF COMMON STOCK)

                                           COMMON STOCK                                    FOREIGN                      TOTAL
                                        -------------------   ADDITIONAL                  CURRENCY      PENSION     SHAREHOLDERS'
                                        NUMBER OF              PAID-IN     ACCUMULATED   TRANSLATION   LIABILITY    (DEFICIENCY)
                                          SHARES     AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT    ADJUSTMENT      EQUITY
                                        ----------   ------   ----------   -----------   -----------   ----------   -------------
BALANCE, JUNE 30, 1994................   8,920,348    $ 89     $108,358     $(134,906)      $ 457       $ (1,625)     $ (27,627)
  Net income..........................                                         42,528                                    42,528
  Adjustment to pension liability.....                                                                       (80)           (80)
  Foreign currency translation
    adjustment........................                                                        223                           223
  Accrued dividends on Series A and B
    Redeemable Preferred Stock........                             (375)                                                   (375)
  Exercise of stock options...........      15,000                    8                                                       8
                                        -----------   ----     --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1995................   8,935,348      89      107,991       (92,378)        680         (1,705)        14,677
  Net income..........................                                         18,862                                    18,862
  Adjustment to pension liability.....                                                                      (143)          (143)
  Common Stock issued:
    Exercise of preemptive rights.....     384,502       4        1,526                                                   1,530
    Public offering...................   6,300,000      63      106,250                                                 106,313
    Exercise of stock options.........     329,850       3          300                                                     303
    Exercise of warrants..............     118,664       1          598                                                     599
    Conversion of Redeemable Preferred
      Stock...........................  11,271,924     113       37,529                                                  37,642
  Stock issuance costs................                           (1,573)                                                 (1,573)
  Issuance of warrants................                              126                                                     126
  Issuance of warrants attached to
    Subordinated Debentures...........                            3,400                                                   3,400
  Foreign currency translation
    adjustment........................                                                        (58)                          (58)
  Accrued dividends on Redeemable
    Preferred Stock...................                             (885)                                                   (885)
                                        -----------   ----     --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1996................  27,340,288     273      255,262       (73,516)        622         (1,848)       180,793
  Net income..........................                                         31,084                                    31,084
  Adjustment to pension liability.....                                                                       (25)           (25)
  Tax benefit -- disqualifying stock
    disposition.......................                            2,635                                                   2,635
  Foreign currency translation
    adjustment........................                                                        (38)                          (38)
  Exercise of stock options...........     477,544       5          434                                                     439
                                        -----------   ----     --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1997................  27,817,832    $278     $258,331     $ (42,432)      $ 584       $ (1,873)     $ 214,888
                                        ===========   ====     ========     =========        ====        =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997         1996         1995
                                                             ---------    ---------    --------
OPERATING ACTIVITIES:
  Net income...............................................  $  31,084    $  18,862    $ 42,528
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Income from discontinued operations...................                              (1,113)
     Depreciation..........................................     13,549        8,309       1,779
     Amortization of repairable parts......................     63,870       37,869       7,688
     Amortization of intangibles...........................     23,470       15,673       6,775
     Provision for losses on accounts receivable...........      7,849        3,434       1,930
     Provision for consumable parts obsolescence...........      2,554        1,171       1,995
     Extraordinary item....................................                   1,927
     Changes in operating assets and liabilities, net of
       effects from companies acquired, which provided
       (used) cash:
       Accounts receivable.................................    (38,365)      (1,900)     (8,836)
       Consumable parts....................................     (6,038)      (1,248)        931
       Accounts payable and accrued expenses...............      3,885          256      (1,171)
       Deferred revenues...................................    (25,427)     (33,928)      6,811
       Net changes in other assets and liabilities.........     12,543        1,469     (20,902)
                                                             ---------    ---------    --------
          Net cash provided by operating activities........     88,974       51,894      38,415
                                                             ---------    ---------    --------
INVESTING ACTIVITIES:
  Capital expenditures.....................................    (10,540)      (7,278)     (2,786)
  Repairable spare parts purchases, net....................    (86,446)     (63,514)    (12,154)
  Acquisitions of companies and contracts..................    (32,258)    (275,562)    (39,331)
                                                             ---------    ---------    --------
          Net cash used in investing activities............   (129,244)    (346,354)    (54,271)
                                                             ---------    ---------    --------
FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock................                  31,392
  Proceeds from issuance of subordinated debentures........                  30,000
  Proceeds from issuance of common stock...................        439      106,313
  Payment of subordinated debentures.......................                 (30,000)
  Net proceeds from borrowings.............................     43,625      165,711      17,537
  Principal payments under capital leases..................     (1,075)      (3,423)
  Other....................................................        (63)          29
                                                             ---------    ---------    --------
          Net cash provided by financing activities........     42,926      300,022      17,537
                                                             ---------    ---------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................      2,656        5,562       1,681
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............      8,221        2,659         978
                                                             ---------    ---------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................  $  10,877    $   8,221    $  2,659
                                                             =========    =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Net cash paid during the year for:
     Interest..............................................  $  15,640    $  14,838    $  2,065
     Income taxes..........................................      8,381        5,344       1,009
  Noncash investing/financing activities:
     Issuance of seller notes in connection with
       acquisitions........................................      2,224          587       2,866
     Issuance of seller notes in exchange for repairable
       parts...............................................      1,855
     Repairable parts received in lieu of cash for accounts
       receivable..........................................      1,124
     Accretion of accrued dividends........................                     885         375

  The accompanying notes are an integral part of these consolidated financial statements.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

1.  NATURE OF BUSINESS

     DecisionOne Holdings Corp. and its wholly-owned subsidiaries (the "Company") are providers of multivendor computer maintenance and technology support services. The Company offers its customers a single-source, independent (i.e., not affiliated with an original equipment manufacturer, or "OEM") solution for computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/help desk services, network support and other technology support services. These services are provided by the Company across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers ("PCs") and related peripherals. In addition, the Company provides outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout North America and through strategic alliances in selected international markets.

     Through June 30, 1995, the Company's services predominantly involved the provision of maintenance services to the midrange computer market. On October 20, 1995, the Company acquired Bell Atlantic Business Systems Services, Inc. ("BABSS") (see Note 4). BABSS provided computer maintenance and technology support services for computer systems ranging from the data center, which includes both mainframe and midrange systems, to desk top. Subsequent to the acquisition, the Company's principal operating subsidiary, Decision Servcom, Inc., was merged into BABSS, which had changed its name to DecisionOne Corporation. As a result, DecisionOne Corporation is the principal operating subsidiary of the Company.

     The Company's wholly owned, direct international subsidiaries are not significant to the Company's consolidated financial statements.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of DecisionOne Holdings Corp. and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Pro Forma Information (Unaudited) -- The pro forma information included in the accompanying statement of operations and in Note 3 has been prepared to reflect the Company's recapitalization and merger with Quaker Holding Co. ("Quaker") and related transactions as if these had occurred on July 1, 1996. Historical earnings per share data for the fiscal years ended June 30, 1997, 1996 and 1995 is not presented as this would not be meaningful.

     Cash and Cash Equivalents -- Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase. Cash equivalents, consisting primarily of repurchase agreements with banks, are stated at cost, which approximates fair market value.

     Consumable Parts and Repairable Parts -- In order to provide maintenance and repair services to its customers, the Company is required to maintain significant levels of computer parts. These parts are classified as consumable parts or as repairable parts. Consumable parts, which are utilized during the repair process, are stated at cost, principally determined using the weighted average method, less an accumulated allowance for obsolescence and shrinkage. Consumable parts are reflected in cost of revenues during the period utilized.

     Repairable (rotable) parts, which can be refurbished and reused, are stated at original cost less accumulated amortization. Amortization of repairable parts is reflected in cost of revenues. Costs of refurbishing repairable parts are also included in cost of revenues as these costs are incurred. Amortization of repairable parts is based principally on the composite group method, using straight-line composite rates.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

Repairable parts generally have an economic life which corresponds to the normal life cycle of the related products, currently estimated to be three to five years.

     As consumable and repairable parts are retired, the weighted average gross amounts at which such parts have been carried are removed from the respective assets accounts, and charged to the accumulated allowance or accumulated amortization accounts, as applicable. Periodic revisions to amortization and allowance estimates are required, based upon the evaluation of several factors, including changes in product life cycles, usage levels and technology changes. Changes in these estimates are reflected on a prospective basis unless such changes result from an extraordinary retirement or from other events or circumstances which indicate that impairment may exist. Impairment is recognized when the net carrying value of the parts exceeds the estimated current and anticipated undiscounted net cash flows. Measurement of the amount of impairment, if any, is calculated based upon the difference between carrying value and fair value.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

     Business and Contract Acquisitions -- Business and contract acquisitions have been accounted for as purchase transactions, with the purchase price of each acquisition allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values at the dates of acquisition. Consistent with the Company's parts retirement accounting methods, the gross value of parts acquired is generally stated at weighted average cost. Fair value adjustments, if any, are reflected as adjustments to the respective accumulated amortization or allowance accounts. The excess of the purchase price over identified net assets acquired is amortized, on a straight-line basis, over the expected period of future benefit (see Note 6).

     Typical contract acquisitions are comprised primarily of customer maintenance and support contracts of complementary entities, along with the accompanying consumable and repairable parts required to support these contracts and other identifiable intangibles, such as noncompete agreements. Liabilities assumed in business and contract acquisitions consist primarily of prepaid amounts related to multi-period customer maintenance and support contracts. These liabilities are recorded as deferred revenues at acquisition dates and are recognized as revenues when earned in accordance with the terms of the respective contracts.

     Intangible Assets -- Intangible assets are comprised of excess purchase price over the fair value of net assets acquired, acquired customer lists and other intangible assets, including the fair value of contractual profit participation rights and amounts assigned to noncompete agreements.

     Intangible assets, which arise principally from acquisitions, are generally amortized on a straight-line basis over their respective estimated useful lives (see Note 6). The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that these carrying values may not be recoverable within the amortization period. Impairment is recognized when the net carrying value of the intangible asset exceeds the estimated current and anticipated discounted future net cash flows. Measurement of the amount of impairment, if any, is calculated based upon the difference between carrying value and fair value.

     Revenue -- The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recognized ratably over the terms of such contracts. Prepaid revenues from multi-period contracts are recorded as deferred revenues and are recognized ratably over the term of the contracts.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed. Revenues derived from other technology support services are recognized as the service is performed or ratably over the term of the contract.

     Foreign Currency Translation -- Gains and losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

     Credit Risk -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

     Fair Value of Financial Instruments -- The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

          Cash and Cash Equivalents, Accounts Receivable, and Accounts
     Payable -- The carrying amount of these items are a reasonable estimate of their fair value.

          Short-Term Debt and Long-Term Debt -- As more fully described in Note 8, under its revolving borrowing facility the Company incurs interest at variable rates based upon market conditions (i.e., based upon the prime rate or LIBOR). Rates applicable to other debt instruments, which consist primarily of short-term notes payable in connection with certain acquisitions, are comparable to those of similar instruments currently available to the Company. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

     Discontinued Operations -- During fiscal 1993, in connection with the sale of its products division, the Company established estimated liabilities relating to the settlement of the remaining assets and liabilities of this division. In 1995, the Company revised its estimates as a result of settlement of these liabilities, and the consolidated statement of operations for 1995 reflects an increase in net income of $1,113,000 for the change in estimate.

     Stock-Based Compensation -- Effective July 1, 1996, the Company adopted the provisions of SFAS No. 123, Accounting for Stock-Based Compensation. SFAS No. 123 encourages, but does not require, companies to record compensation cost for stock-based compensation plans at fair value. The Company has elected to continue to account for stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by SFAS 123. Compensation expense for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock (see Note 11).

     Derivative Financial Instruments -- Derivative financial instruments, which constitute interest rate swap agreements (see Note 8), are periodically used by the Company in the management of its variable interest rate exposure. Amounts to be paid or received under interest rate swap agreements are recognized as interest expense or interest income during the period in which these accrue. Gains realized, if any, on the early termination of interest rate swap contracts are deferred, to be recognized upon the termination of the related asset or liability or expiration of the original term of the swap contract, whichever is earlier. The Company does not hold any derivative financial instruments for trading purposes.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     Recent Accounting Pronouncement -- In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings Per Share. SFAS No. 128, which supersedes APB No. 15, Earnings Per Share, requires a dual presentation of basic and diluted earnings per share as well as disclosures including a reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share excludes the dilutive impact of common stock equivalents and is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted earnings per share, which will approximate the Company's currently reported pro forma earnings (loss) per share, includes the effect of potential dilution from the exercise of outstanding common stock equivalents into common stock, using the treasury stock method at the average market price of the Company's common stock for the period.

     SFAS No. 128 is effective for interim and annual financial reporting periods ending after December 15, 1997, and early adoption is not permitted. When adopted by the Company, as required, for the fiscal quarter ending December 31, 1997, all prior quarters' earnings (loss) per share information will be required to be restated on a comparable basis.

     Assuming that SFAS No. 128 had been implemented, supplemental pro forma basic loss per share and supplemental pro forma diluted loss per share would not have differed from the pro forma loss per share presented in the accompanying consolidated statements of operations for the fiscal year ended June 30, 1997.

     Reclassifications -- Certain reclassifications have been made to the 1996 balances in order to conform with the 1997 presentation.

3.  MERGER, RECAPITALIZATION AND PRO FORMA INFORMATION

     On August 7, 1997, the Company consummated a merger with Quaker Holding Co. ("Quaker"), an affiliate of DLJ Merchant Banking Partners II. The merger, which will be recorded as a recapitalization for accounting purposes as of the consummation date, occurred pursuant to an Agreement and Plan of Merger (the "Merger Agreement") between the Company and Quaker dated May 4, 1997. The accompanying historical consolidated financial statements do not include any adjustments with respect to the consummation of the merger.

     In accordance with the terms of the Merger Agreement, which was formally approved by the Company's shareholders on August 7, 1997, Quaker merged with and into the Company, and the holders of approximately 94.7% of shares of Company common stock outstanding immediately prior to the merger received $23 in cash in exchange for each of these shares. Holders of approximately 5.3% of shares of Company common stock outstanding immediately prior to the merger retained such shares in the merged Company, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. Immediately following the merger, continuing shareholders owned approximately 11.9% of shares of outstanding Company common stock. The aggregate value of the merger transaction was approximately $940 million, including refinancing of the Company's revolving credit facility (see Note 8).

     In connection with the merger, the Company raised $85 million through the public issuance of discount debentures, in addition to publicly issued subordinated notes for approximately $150 million. The Company also entered into a new syndicated credit facility providing for term loans of $470 million and revolving loans of up to $105 million. The proceeds of the discount notes, subordinated notes, the initial borrowings under the new credit facility and the purchase of approximately $225 million of Company common stock by Quaker have been used to finance the payments of cash to cash-electing shareholders, to pay the holders of stock options and stock warrants canceled or converted, as applicable, in connection with the merger, to repay the Company's existing revolving credit facility and to pay expenses incurred in connection with the merger.

     As a result of the merger, the Company incurred various expenses, aggregating approximately $71 million on a pretax basis (approximately $64 million after related tax benefit), subject to adjustment, in connection with consummating the transaction. These costs consisted primarily of compensation costs, underwriting

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES discounts and commissions, professional and advisory fees and other expenses. The Company will report this one-time charge during the first quarter of fiscal 1998. In addition to these expenses, the Company also incurred approximately $22.3 million of capitalized debt issuance costs associated with the merger financing. These costs will be charged to expense over the terms of the related debt instruments.

     The following summarized unaudited pro forma information as of and for the year ended June 30, 1997 assumes that the merger had occurred on July 1, 1996. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the financial condition or of the results of operations which actually would have resulted had the merger occurred as of July 1, 1996 or which may result in the future.

                                                                                  (UNAUDITED)
                                                                                 (IN THOUSANDS
                                                                                EXCEPT PER SHARE
                                                                                    AMOUNTS)
PRO FORMA BALANCE SHEET INFORMATION:
Total assets..................................................................      $652,085
Long term indebtedness (including current portion)............................       724,500
Other liabilities.............................................................       170,708
Shareholders' (deficit).......................................................      (243,123)
PRO FORMA INCOME STATEMENT INFORMATION:
Revenues......................................................................      $785,950
Operating income..............................................................        67,750
Loss from continuing operations before income tax benefit.....................          (312)
Net loss......................................................................          (183)
Loss per common share.........................................................      $  (0.01)
Weighted average common and common equivalent shares outstanding..............        14,200

     The pro forma net loss reflects a net increase in interest expense of approximately $53.4 million ($31.3 million after related pro forma tax effect), attributable to additional financing incurred in connection with the merger, net of repayment of the Company's existing revolving credit facility. Pro forma weighted average common and common equivalent shares outstanding include 12,499,978 shares outstanding immediately subsequent to the merger on August 7, 1997 and dilutive common stock warrants and stock options (convertible into 281,960 and 1,418,530 shares of common stock, respectively) issued in connection with or immediately subsequent to the merger.

4.  BUSINESS AND CONTRACT ACQUISITIONS

     During the years ended June 30, 1997, 1996 and 1995, the Company acquired certain net assets of other service companies as follows (in thousands):

                                                                                                   EXCESS
                                                         CONSIDERATION                            PURCHASE
                                  -----------------------------------------------------------    PRICE OVER
                                                                        TOTAL                    FAIR VALUE
                                   NUMBER OF                           PURCHASE      OTHER      OF NET ASSETS
          YEARS ENDED             ACQUISITIONS     CASH      NOTES      PRICE     INTANGIBLES     ACQUIRED
--------------------------------  ------------   --------   --------   --------   -----------   -------------
Significant business acquisitions:
  June 30, 1995.................        1        $ 27,413   $  2,094   $ 29,507     $15,600        $ 7,394
  June 30, 1996.................        1         250,549    250,549     72,581      60,533
Nonsignificant business or maintenance contract acquisitions:
  June 30, 1995.................        5           9,327        255      9,582       4,577          8,680
  June 30, 1996.................        5          14,853        578     15,431       6,522          6,318
  June 30, 1997.................        9          31,749      2,224     33,973         231         47,200

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     On August 31, 1994, the Company purchased certain net assets and liabilities of IDEA/Servcom, Inc. for approximately $29,500,000. This acquisition was funded by cash and the issuance of a $2,600,000 noninterest-bearing note to the seller. See seller notes payable section of Note 8. The excess of asset purchase price over the fair value of net assets acquired at the date of purchase was approximately $7,400,000.

     On October 20, 1995, the Company acquired all of the outstanding common stock of BABSS, a subsidiary of Bell Atlantic Corporation ("BAC") for approximately $250,549,000. The acquisition was funded with the proceeds from the issuance of $30,000,000 of Series C preferred stock, $30,000,000 of subordinated debentures and the balance from additional bank borrowings (see Notes 8 and 13). The excess of asset purchase price over the fair value of net assets acquired at the date of purchase was initially recorded as approximately $58,796,000. Subsequent to the acquisition, the Company recorded a net adjustment increasing the initial amount by $1,737,000 and adjusted other balance sheet accounts principally by the same amount. This resulted from the adjustment and reclassification of certain tax accruals offset by favorable negotiations on certain leased facilities (see Note 7). As part of the acquisition, the Company purchased from BAC contractual profit participation rights whereby the Company will receive a fixed percentage of the annual operating profits (3.2% or 3.5%, depending upon the level of profits) earned by a former foreign affiliate of BAC which provides computer maintenance and technology support services in Europe. The estimated value of the discounted estimated future cash flows over a twenty-year period from the acquisition date from these contractual profit participation rights is $25,000,000.

     Included in nonsignificant maintenance contract acquisitions is the acquisition of substantially all of the contracts and related assets, including spare parts of the U.S. computer service business of Memorex Telex Corporation and certain of its affiliates (collectively, "Memorex Telex"). Memorex Telex had filed a petition in bankruptcy in the United States Bankruptcy Court (the "Court") in the District of Delaware on October 15, 1996; the Court approved the sale to the Company on November 1, 1996. The adjusted purchase price was $52.7 million, comprised of the assumption of certain liabilities under contracts of the service business, which were valued at $28.3 million, and base cash consideration of approximately $24.4 million, after certain purchase price adjustments, excluding transaction and closing costs.

     The estimated fair market values of certain assets acquired, as well as liabilities assumed, are subject to further adjustment as additional information becomes available to the Company. During the third quarter of fiscal 1997, the Company recorded an adjustment increasing the deferred revenues assumed in the Memorex Telex acquisition by approximately $2,300,000, to revise the estimated fair value of certain contract liabilities of the business assumed by the Company.

     The following summarized unaudited pro forma information for significant acquisitions that have a material effect on the Company's results of operations for the years ended June 30, 1996 and 1995 assumes that the acquisitions occurred as of July 1, 1994. The nonsignificant business and maintenance contract acquisitions are not considered material individually or in the aggregate. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions been in effect on the dates indicated or which may result in the future.

                                                                     YEARS ENDED JUNE 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
                                                                          (UNAUDITED)
    Revenues.......................................................  $697,676     $679,284
    Income from continuing operations before extraordinary item....    31,080       20,153
    Net income.....................................................    29,153       21,266

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

5.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Land and buildings.............................................  $  6,318     $  2,055
    Equipment......................................................    16,248       13,858
    Computer hardware and software.................................    35,030       27,277
    Furniture and fixtures.........................................     8,308        8,051
    Leasehold improvements.........................................     4,628        4,125
                                                                     --------     --------
                                                                       70,532       55,366
    Accumulated depreciation and amortization......................   (36,305)     (22,936)
                                                                     --------     --------
                                                                     $ 34,227     $ 32,430
                                                                     ========     ========

     The principal lives (in years) used in determining depreciation and amortization rates of various assets are: buildings (20-40); equipment (3-10); computer hardware and software (3-5); furniture and fixtures (5-10) and leasehold improvements (term of related leases).

     Depreciation and amortization expense was approximately $13,549,000, $8,309,000 and $1,779,000 for the fiscal years ended 1997, 1996 and 1995, respectively.

6.  INTANGIBLES

     Intangibles consisted of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Excess purchase price over fair value of net assets acquired...  $130,548     $ 82,355
    Customer lists.................................................    64,688       64,758
    Contractual profit participation rights........................    25,000       25,000
    Noncompete agreements..........................................     4,631        4,500
    Other intangibles..............................................     9,131        7,671
                                                                     --------     --------
                                                                      233,998      184,284
    Accumulated amortization.......................................   (42,632)     (19,625)
                                                                     --------     --------
                                                                     $191,366     $164,659
                                                                     ========     ========

     The periods (in years) used in determining the amortization rates of intangible assets are: excess purchase price over fair value of net assets acquired (4-20); customer lists (3-8); contractual profit participation rights
(20); noncompete agreements (3-5) and other (1-6).

     Amortization expense relating to intangibles was approximately $23,470,000, $15,673,000 and $6,775,000, for the fiscal years ended 1997, 1996 and 1995, respectively.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

7.  ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                                            JUNE 30,
                                                                       -------------------
                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accounts payable.................................................  $55,723     $53,347
    Compensation and benefits........................................   22,706      22,115
    Interest.........................................................      563       1,505
    Unused leases....................................................      878       3,485
    Pension accrual..................................................    1,371       1,258
    Accrued accounting and legal fees................................    1,435       1,073
    Non-income taxes and other.......................................   12,840       6,781
                                                                        ------      ------
                                                                       $95,516     $89,564
                                                                        ======      ======

     Prior to 1994, the Company received $2,600,000 in tax bills (primarily interest) from the Internal Revenue Service ("IRS") related to claims for tax and interest for the years 1981 through 1987. The Company paid approximately $500,000 of the claims upon receipt of the bills. Although the Company disputed the tax bills, an IRS mandated payment of $828,000 was made in 1996. As of June 30, 1996, the Company had an accrued liability of $1,883,000 related to this assessment. During fiscal 1997, the Company paid $1,729,000 in full settlement of these tax and interest bills.

     In connection with the acquisition of BABSS, which has been accounted for using the purchase method of accounting (see Note 4), the Company recorded approximately $11,000,000 in liabilities resulting from planned actions with respect to BABSS, which included the costs to exit certain leased facilities and to involuntarily terminate employees. The provision of approximately $3,500,000 for the costs to exit certain leased facilities principally relates to future lease payments on a warehouse in California which has been made idle. Approximately $4,000,000 was provided for severance and termination benefits of approximately 210 employees in the field, operations support, sales and administration. Approximately $3,000,000 was provided in connection with the exit plan for write-downs of spare parts and equipment at two California facilities which will not be utilized in future operations. The provision for various other charges of approximately $500,000 consisted of costs to complete the exit plan. As of June 30, 1996, the Company had settled all of these liabilities, except for the lease liabilities on idle facilities for which payments were scheduled to continue through 1999 (see Note 15). At June 30, 1997 and 1996 remaining amounts due under these leases were $0 and $1,200,000, respectively.

     As a result of successful negotiations of unutilized leased facilities, during 1996, the Company recorded a reduction of approximately $975,000 to both the provisions for leased facilities and excess purchase price over fair value of net assets acquired.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

8.  REVOLVING CREDIT LOAN AND LONG-TERM DEBT

     Debt consists of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Revolving credit loans.........................................  $231,671     $186,400
    Seller noninterest-bearing notes payable.......................     2,922        2,118
    Seller note payable -- purchase of spare parts.................     1,608
    Capitalized lease obligations, payable in varying installments at interest rates ranging from 7.25% to 13.01% at June 30,
      1997.........................................................     1,308        2,385
                                                                      -------      -------
                                                                      237,509      190,903
    Less current portion...........................................     4,788        2,321
                                                                      -------      -------
                                                                     $232,721     $188,582
                                                                      =======      =======

REVOLVING CREDIT LOANS

     On October 20, 1995, in connection with the BABSS acquisition (see Note 4) the Company entered into a Credit Agreement which provided for a term loan (the "1995 Term Loan") of $230,000,000 and a revolving credit facility of up to a maximum of $30,000,000. The 1995 Term Loan provided for 19 equal quarterly principal payments of $10,000,000 to be due and payable on the last day of each calendar quarter commencing December 31, 1995 with a final payment due on September 30, 2000. Loans under the revolving credit facility were to mature on September 30, 2000. Interest on the 1995 Term Loan and the revolving credit facility were at varying rates based, at the Company's option, on the Eurodollar rate or the Alternative Base Rate (NationsBanc prime rate), plus the Applicable Margins. Margins were based on the ratio of Total Funded Debt to EBITDA; the Eurodollar Margin ranged from 1.75% to 2.5%, while the Alternative Base Rate Margin ranged from 0.5% to 1.25%.

     In April 1996, the Company completed an initial public offering (see Note
13). The Company used a portion of the proceeds to repay approximately $70 million of the 1995 Term Loan.

     Also in April 1996, the Company converted the 1995 Term Loan and the existing $30 million Revolving Credit Facility into a $225 million variable rate, unsecured revolving credit facility ("the 1996 Revolving Credit Facility"). During fiscal 1997, the 1996 Revolving Credit Facility commitment was increased to $300 million, in connection with the acquisition of certain contracts and assets. The 1996 Revolving Credit Facility is at floating interest rates, based either on the LIBOR or prime rate, in either case plus an Applicable Margin, at the Company's option. As of June 30, 1997, the applicable rate was LIBOR plus .75% or approximately 6.5%. The 1996 Revolving Credit Facility enables the Company to borrow up to $300 million in the form of revolving credit loans with a maturity date of April 26, 2001 and with interest periods determined principally on a quarterly basis. To offset the variable rate characteristics of the borrowings, the Company entered into interest rate swap agreements with two banks resulting in fixed interest rates of 5.4% on $40.0 million notional principal amount through December 1997 and 5.5% on another $40.0 million notional principal amount through December 1998.

     During fiscal 1997, the Company terminated these swap agreements, resulting in an insignificant gain which has been deferred to the first quarter of fiscal 1998.

     Under the terms of the 1996 Revolving Credit Facility, the Company may use up to $25,000,000 for letters of credit, subject to the limitation of $300,000,000 in total credit. As of June 30, 1997, letters of credit in the face amount of $3,067,000 were outstanding.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     The loan agreement relating to the 1996 Revolving Credit Facility contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, liens, investments, disposition of assets and mergers and acquisitions and require the Company, among other things, to maintain minimum levels of consolidated net worth and certain minimum financial ratios. The borrower under the 1996 Revolving Credit Facility is DecisionOne Corporation. Repayment of the debt is guaranteed by the Company and its other subsidiaries except for its Canadian subsidiary.

     The Company's debt agreements and other agreements to which it is a party contain certain covenants restricting the payment of dividends on, or repurchases of, Company common stock.

     The Company had average borrowings of $221,069,000 and $172,065,000 during 1997 and 1996, respectively, at an average interest rate of 6.4% and 8.69%, respectively. Maximum borrowings during 1997 and 1996 were $243,350,000 and $268,748,000, respectively.

     Subsequent to June 30, 1997, in connection with the Company's merger with Quaker (see Note 3), the 1996 Revolving Credit Facility was repaid in full, including all interest due thereon. This refinancing was accomplished, in part, through the issuance of certain new debt instruments, consisting of senior discount notes, senior subordinated notes and a term loan/revolving credit facility which, in the aggregate, provide financing of approximately $810 million, subject to certain conditions. The new revolving credit facility provides the Company with $105 million of available financing, subject to a borrowing base, for working capital purposes subsequent to the merger.

     The Company's Canadian subsidiary has available a $1.5 million (Canadian) revolving line of credit agreement with a local financial institution. At June 30, 1997, approximately $471,000 (in U.S. dollars) was outstanding under this agreement. There were no amounts outstanding at June 30, 1996.

SELLER NOTES PAYABLE

     In connection with certain acquisitions (see Note 4), the Company issued noninterest-bearing notes, the principal of which is primarily due upon settlement of contingent portions of the acquisition purchase price within a specified period subsequent to closing, generally not exceeding one year from the acquisition date. Contingencies typically pertain to actual amounts of monthly maintenance contract revenues acquired and prepaid contract liabilities assumed in comparison to amounts estimated in acquisition agreements. The Company imputes interest, based upon market rates, for long-term, non-interest-bearing obligations.

     During 1997, the Company issued a secured note payable to the seller for the purchase of repairable parts in the original amount of $1,854,000. The note accrues interest at an interest rate of approximately 8%, and requires quarterly payments of principal and interest of approximately $273,000 until maturity in December 1998.

SUBORDINATED DEBENTURES

     In connection with the BABSS acquisition (see Note 4) on October 20, 1995, the Company issued and sold to its principal shareholders, an aggregate $30,000,000 principal amount of 10.101% Debentures (the "Affiliate Notes") due on October 20, 2001. The Affiliate Notes were subordinated to the 1995 Term Loan and the revolving credit facility. Interest on the Affiliate Notes was payable semiannually on the last business day of June and December of each year commencing on December 31, 1995.

     In connection with the issuance of the debentures, the Company issued 468,750 Common Stock Purchase Warrants (the "Warrants"). Each Warrant initially entitled the owner to buy one share of Common Stock for $0.10. The number of shares that can be purchased per Warrant steps up over 24 months in conjunction with the increasing conversion privilege applicable to the Preferred Stock such that, at the end of 24 months, each Warrant entitled the holder to buy approximately 1.21 shares of Common Stock at a price of

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

$0.10 per share. The Warrants were exercisable from October 20, 1997 until October 20, 2001, provided that if the Company had a public offering of its Common Stock meeting certain requirements before October 20, 1997, the Warrants became exercisable at the time of the public offering and the number of shares that could be purchased on exercise was fixed at that time and no longer increased in steps. The Warrants also became exercisable upon retirement of the Debentures. Each Warrant had an assigned value of $7.25333 which resulted in an original issue discount of $3,400,000 which was being amortized over the term of the Affiliate Notes. Upon consummation of its initial public offering in April 1996, the Company was required to pay up to the total amount outstanding under the Affiliate Notes and, accordingly, the Company used $30,000,000 of the proceeds to retire the Affiliate Notes. As a result, in 1996 the Company recorded an extraordinary loss in the amount of $3,211,000, net of taxes of $1,284,000, due to the acceleration of the amortization of original issue discount. In connection with the Company's merger with Quaker in August 1997 (see Note 3), the Warrants were converted into cash, with warrant holders receiving an amount equal to $23 less the exercise price for each Warrant.

     In connection with previous credit agreements, the Company issued warrants to purchase shares of the Company's common stock. At June 30, 1997, warrants to purchase 134,478 shares at an exercise price of $5.90 per share remained outstanding. In connection with the Company's merger with Quaker, these warrants were also converted into cash, with warrant holders receiving an amount equal to $23 less the exercise price for each warrant.

9.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                 YEARS ENDED JUNE 30,
                                                           --------------------------------
                                                            1997        1996         1995
                                                           -------     -------     --------
                                                                    (IN THOUSANDS)
    Current:
      Federal............................................  $10,909     $ 2,892     $ 16,065
      State..............................................    3,616       1,595        4,599
      Foreign............................................    1,080         548       (1,272)
    Deferred:
      Federal............................................    6,460       8,945      (29,897)
      State..............................................       16         641       (3,617)
      Foreign............................................     (113)       (499)
    Benefit of operating loss carryforwards:
      Federal............................................                            (7,729)
      State..............................................                            (1,253)
      Foreign............................................                 (252)
                                                           -------     -------     --------
    Provision (benefit) for income taxes.................  $21,968     $13,870     $(23,104)
                                                           =======     =======     ========

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     The tax effects of temporary differences consisted of the following:

                                                                            JUNE 30,
                                                                       -------------------
                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Gross deferred tax assets:
      Accounts receivable............................................  $ 4,771     $ 1,341
      Inventory......................................................    2,195       2,586
      Accrued expenses...............................................    7,000       6,378
      Unused leases..................................................      390
      Fixed assets...................................................                  299
      Intangibles....................................................    6,196       5,670
      Operating loss carryforwards...................................    4,868      14,252
      Tax credit carryforwards.......................................    1,670       1,170
                                                                       -------     -------
    Gross deferred tax assets........................................   27,090      31,696
    Gross deferred tax liabilities:
      Repairable spare parts.........................................   (8,918)     (7,273)
      Fixed assets...................................................     (108)
                                                                       -------     -------
    Gross deferred tax liabilities...................................   (9,026)     (7,273)
                                                                       -------     -------
    Net deferred tax asset...........................................  $18,064     $24,423
                                                                       =======     =======

     Net operating loss and minimum tax credit carryforwards available at June 30, 1997 expire in the following years:

                                                                                 YEAR OF
                                                                                EXPIRATION
                                                                 AMOUNT         ----------
                                                             --------------
                                                             (IN THOUSANDS)
    Federal operating losses...............................     $ 12,877        2006-2008
    State operating losses.................................        8,669        1998-2008
    Investment tax credit..................................          134           2004
    Minimum tax credit.....................................        1,536        INDEFINITE

     As a result of the Company's initial public offering in April, 1996, an "ownership change" occurred pursuant to Section 382 of the Internal Revenue Code. Accordingly, for Federal income tax purposes, net operating loss and tax credit carryforwards arising prior to the ownership change are limited during any future period to the Section 382 "limitation amount" of approximately $20.0 million per annum. In addition, the Company's merger with Quaker on August 7, 1997 (see Note 3) represents another such "ownership change" pursuant to Section
382. The Company estimates that the limitation on the use of tax loss carryforwards and other credits, for Federal income tax purposes, in any post-merger period will be reduced to approximately $9.0 million per annum.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory federal income tax rate of 35% for 1997, 1996 and 1995 to income before income taxes, and the actual provision (benefit) for income taxes follows:

                                                                   1997     1996      1995
                                                                   ----     ----     ------
    Federal income tax provision at statutory tax rate...........  35.0%    35.0%      35.0%
    State income taxes, net of federal income tax provision......   5.0      4.6        3.5
    Foreign income taxes.........................................   0.4                (6.9)
    Unused lease credit..........................................                      (0.1)
    Benefit of operating loss carryforward.......................           (0.8)     (49.1)
    Change in valuation allowance................................           (1.4)    (108.9)
    Other........................................................   1.0      2.6        0.3
                                                                   ----     ----     ------
    Actual income tax provision (benefit) effective tax rate.....  41.4%    40.0%    (126.2)%
                                                                   ====     ====     ======

     The Company has recorded a deferred tax asset of $4,868,000 reflecting the benefit of federal and state net operating loss carryforwards, which expire in varying amounts between 1998 and 2008. Realization depends on generating sufficient taxable income before expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will ultimately be realized.

     The valuation allowance for deferred tax assets as of July 1, 1994 was $44,160,000. The net changes in the valuation allowance for the years ended June 30, 1996 and 1995 were decreases of $686,000 and $43,474,000, respectively. Of these amounts, $252,000 and $8,982,000 resulted from the realization of net operating loss carryforwards. The remaining decreases of $434,000 and $34,492,000 for 1996 and 1995, respectively, resulted from the Company's expected future taxable income.

10.  OTHER LIABILITIES

     Other (noncurrent) liabilities consisted of the following:

                                                                             JUNE 30,
                                                                       --------------------
                                                                         1997        1996
                                                                       --------    --------
                                                                          (IN THOUSANDS)
    Accrued severance and unutilized lease losses....................  $  4,532    $  2,227
    Other noncurrent liabilities.....................................     9,396      12,059
                                                                        -------     -------
                                                                       $ 13,928    $ 14,286
                                                                        =======     =======

     As more fully described in Note 15, accrued severance and unutilized lease losses represent remaining liabilities for estimated future employee severance costs and for lease/contract losses associated with duplicate facilities to be closed. These liabilities were recorded by the Company in connection with the Memorex Telex and BABSS acquisitions in November 1996 and October 1995, respectively.

     Other noncurrent liabilities include deferred operating lease liabilities related to scheduled rent increases, recorded in accordance with the provisions of SFAS No. 13, Accounting for Leases. Also included in other noncurrent liabilities are provisions relating to various tax matters.

11.  STOCK OPTION AND RESTRICTED STOCK PURCHASE PLAN

     Under the 1988 Stock Option and Restricted Stock Purchase Plan, the name of which was subsequently changed to DecisionOne Stock Option and Restricted Stock Purchase Plan (the "Plan"), the Company, at the discretion of the Board of Directors, may issue restricted stock, incentive stock options and non-qualified

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES options for shares of the Company's common stock. Vesting of the restricted stock and stock options is at the discretion of the Board of Directors and generally occurs at a rate of 25% per year.

     During 1994, the Board of Directors amended the Plan increasing the total number of shares issuable to approximately 2,350,000. Additionally, in November 1995 the Board of Directors amended the Plan increasing the total number of shares issuable to approximately 3,350,000, and in December 1996 to 5,350,000.

     The price of the incentive stock options issued to employees under the Plan is not less than 100% of the fair market value of the common shares at the date of issuance. The option price for nonqualified options is determined by the Board of Directors at the time of grant and may be less than the fair market value of the common shares at the time of grant. However, no such options were granted at prices less then 100% of the fair value of common shares at the date of issuance.

     Options expire through February 2007. Restricted shares which are not vested upon an employee's termination are subject to a repurchase right of the Company at a price equal to the amount paid by the employee.

     Presented below is the activity in the Plan for the years ended June 30, 1997, 1996 and 1995:

                                                              OPTIONS          PRICE RANGE
                                                             ---------       ---------------
    Balance, June 30, 1994.................................  1,943,595       $.50 - $100.00
      Options exercised....................................    (15,000)           $.50
      Options granted......................................    410,000        $1.25 - $6.00
      Options cancelled....................................    (75,275)      $.50 - $100.00
                                                             ---------
    Balance, June 30, 1995.................................  2,263,320        $.50 - $6.00
      Options exercised....................................   (329,850)       $.50 - $6.00
      Options granted......................................    803,000       $8.00 - $27.50
      Options cancelled....................................   (125,000)       $1.25 - $8.00
                                                             ---------
    Balance, June 30, 1996.................................  2,611,470        $.50 - $27.50
      Options exercised....................................   (477,544)       $.50 - $8.00
      Options granted......................................  1,254,000       $14.00 - $22.13
      Options cancelled....................................   (532,579)      $1.25 - $27.50
                                                             ---------
    Balance, June 30, 1997.................................  2,855,347        $.50 - $26.75
                                                             =========

     In connection with the Company's merger with Quaker on August 7, 1997 (see
Note 3), all vested and unvested options then outstanding under the Plan were cancelled, and the holders of these options received the right to receive cash payments equal to the excess, if any, of $23.00 over the exercise price of each option. Certain option holders were afforded the opportunity to convert these options into options to purchase common stock of the merged Company, in lieu of cash payments.

     Pursuant to the 1997 Management Incentive Plan approved subsequent to the Merger, the Company granted 1,179,000 options at a weighted average exercise price of approximately $20.61 with a weighted average fair market value of $11.23.

     Because the Company accounts for the Plan under APB No. 25, no compensation cost has been recognized for stock options. Had compensation expense for the Plan been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's pro forma net loss and pro forma loss

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES per share (see Note 3) would have been increased to the following adjusted pro forma amounts (dollars in thousands, except per share amounts):

                                                                                  1997
                                                                                 -------
    Pro forma net loss -- as reported..........................................  $  (183)
    Pro forma net loss -- as adjusted..........................................  $(2,741)
    Pro forma loss per share -- as reported....................................  $ (0.01)
    Pro forma loss per share -- as adjusted....................................  $ (0.19)

     The fair value of options was estimated using the Black-Scholes option pricing model based on the following assumptions:

                                                                                        EXPECTED LIVES
                                    RISK-FREE INTEREST RATE     EXPECTED VOLATILITY          (YRS)
                                    ------------------------    --------------------    ---------------
        Grants issued in 1996...          5.85%-6.85%                  26.9%                  10
        Grants issued in 1997...             6.47%                     26.5%                  10

12.  LEASE COMMITMENTS

     The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring on various dates through 2005. The future minimum lease payments for operating leases having initial or remaining noncancelable terms in excess of one year for the five years succeeding June 30, 1997 and thereafter are as follows (in thousands):

        1998...............................................................  $18,415
        1999...............................................................   15,224
        2000...............................................................   11,406
        2001...............................................................    5,815
        2002...............................................................    2,879
        Thereafter.........................................................    4,757
                                                                             -------
                                                                             $58,496
                                                                             =======

     Rental expense amounted to approximately $17,367,000, $13,149,000 and $5,878,000, for the fiscal years ended 1997, 1996 and 1995, respectively.

13.  SHAREHOLDERS' EQUITY

     During fiscal 1994 and 1996, the Company issued three classes of redeemable preferred stock (Series A, Series B and Series C preferred stock; collectively, the "Preferred Stock"), aggregating 376,416 preferred stock shares, in exchange for cash or in settlement of certain debt obligations. The Preferred Stock, which was valued at $100 per share, accrued dividends at rates ranging between $4 per share per annum and $6 per share per annum, to be paid as declared by the Company's Board of Directors. Additionally, the Preferred Stock was to be automatically converted into Company common stock if the Company were to complete a public offering of common stock which met certain specified criteria.

     On February 9, 1996, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock to 100,000,000 shares and to authorize 5,000,000 shares of Preferred Stock.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     In April 1996, the Company completed a public offering of 6,300,000 shares of common stock at $18.00 per share (the "Offering"). Prior to the Offering, there was no public market for the Company's common stock. The common stock is listed on the Nasdaq National Market under the symbol "DOCI".

     The net proceeds of the offering, after deducting applicable issuance costs and expenses were $104,740,000. The proceeds were used to repay approximately $70,000,000 of the 1995 Term Loan, $30,000,000 in Affiliate Notes, approximately $1,446,000 in accrued and declared dividends to holders of the Preferred Stock and for other general corporate purposes. In connection with the offering, the Preferred Stock was automatically converted into 11,271,924 shares of common stock.

     During the year ended June 30, 1996, certain shareholders exercised their preemptive right to subscribe for and purchase additional shares of common stock or other securities so issued at the same price as originally issued on certain occasions from 1992 through 1995. On December 4, 1995, the following securities were purchased: (a) 382,578 shares of common stock at a price of $4 per share;
(b) 999 shares of Series A Preferred Stock, at a price of $100 per share; (c) 1,776 shares of Series B Preferred Stock, at a price of $100 per share; (d) 1,924 shares of common stock at a price of $.50 per share; (e) 311,141 shares of Series C Preferred Stock, at a price of $100 per share; and (f) 17,407 Common Stock Purchase Warrants at a price of $7.25333 per warrant which entitles the holder to purchase 17,407 shares of common stock at an exercise price of $.10 per share. The 17,407 Common Stock Purchase Warrants were exercised in 1996.

     In consideration of his service as a director and Chairman of the Board, the Company, in a prior year, granted an individual warrants to purchase an aggregate of 66,667 shares of common stock at an exercise price of $4.00 per share. In connection with the Company's merger with Quaker in August 1997 (see
Note 3), these warrants were converted into cash, with the holder receiving an amount equal to $23 less the exercise price.

     As more fully described in Note 3, the Company merged with Quaker on August 7, 1997. In accordance with the terms of the Merger Agreement, which was formally approved by the Company's shareholders on August 7, 1997, Quaker merged with and into the Company, and the holders of approximately 94.7% of shares of Company common stock outstanding immediately prior to the merger received $23 in cash in exchange for these shares. Holders of approximately 5.3% of shares of Company common stock outstanding immediately prior to the merger retained such shares in the merged Company, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. Immediately following the merger, continuing shareholders owned approximately 11.9% of shares of outstanding Company common stock. The aggregate value of the merger transaction was approximately $940 million, including refinancing of the Company's revolving credit facility (see Note 8).

14.  RETIREMENT PLANS

     The Company maintains a 401(k) plan for its employees which is funded through the contributions of its participants. A similar plan exists for former employees of an acquired company for which eligibility and additional contributions were frozen in September 1988.

     In addition, the Company assumed the liability of the defined benefit pension plan applicable to employees of a company acquired in 1986. The eligibility and benefits were frozen as of the date of the acquisition.

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

     Pension expense for the defined benefit pension plan was computed as follows:

                                                                   YEARS ENDED JUNE 30,
                                                                 -------------------------
                                                                 1997      1996      1995
                                                                 -----     -----     -----
                                                                      (IN THOUSANDS)
    Interest cost..............................................  $ 521     $ 495     $ 482
    Actual return on plan assets...............................   (409)     (449)     (312)
    Net amortization and deferral..............................      9        72       (42)
                                                                 -----     -----     -----
    Periodic pension costs.....................................  $ 121     $ 118     $ 128
                                                                 =====     =====     =====

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995.

     The following table sets forth the funded status of the frozen pension plan as of May 1, 1997 and 1996:

                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated benefits (100% vested)...............................  $ 7,290     $ 7,116
    Fair value of plan assets........................................    6,128       5,800
                                                                       -------     -------
              Unfunded projected benefit obligation..................    1,162       1,316
    Unrecognized net loss............................................    1,873       1,848
    Unrecognized net transition obligation...........................      470         504
    Adjustment to recognized minimum liability.......................   (2,343)     (2,352)
                                                                       -------     -------
    Accrued pension costs............................................  $ 1,162     $ 1,316
                                                                       =======     =======

15.  EMPLOYEE SEVERANCE AND UNUTILIZED LEASE COSTS

     During the second quarter of fiscal 1997, in connection with the Memorex Telex acquisition (see Note 4), the Company recorded a $3.4 million pre-tax charge for estimated future employee severance costs, and a $0.9 million pre-tax charge for unutilized lease/contract losses ("exit costs"), primarily associated with duplicate facilities to be closed. The $3.4 million charge, recorded in accordance with SFAS No. 112, Employers' Accounting for Postemployment Benefits, reflects the actuarially determined benefit costs for the separation of employees who are entitled to benefits under pre-existing separation pay plans. These costs are included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended June 30, 1997.

     In the second quarter of fiscal 1996, in connection with the acquisition of BABSS, the Company recorded pre-tax charges for exit costs of $6.9 million, and estimated future employee severance costs of $0.1 million. During the fourth quarter of fiscal 1996, the Company reversed $3.4 million of these employee severance and exit cost liabilities. The reversal was primarily the result of the Company's ability to utilize and sublease various facilities identified in the original $7.0 million combined liability. Such information was unknown to the Company when the original liability was recorded.

     See Note 10 for further information regarding accrued severance and unutilized lease losses.

16.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect to four waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fifth, related site, but

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES has not received any other communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company originally estimated that its share of the costs of the clean-up of one of these sites would be approximately $500,000 which is provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1997 and 1996. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's potential additional liability, if any, for the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company.

     The Company is also party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, these actions can be successfully defended or resolved without a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     During the fourth quarter of fiscal 1997, the Company received $2.0 million in full settlement of a claim against its former insurance carrier, related to unreimbursed losses. This settlement was reflected as a reduction of selling, general and administrative costs in the accompanying statement of operations.

17.  RELATED PARTY TRANSACTIONS

     Prior to 1994, the Company entered into an agreement to purchase printer products from Genicom Corporation (Genicom). The Company and Genicom are under common ownership. The initial term of the agreement is for five years with an option to extend based on mutual agreement of the parties. Purchases from Genicom for the years ended June 30, 1997, 1996 and 1995 were approximately $472,000, $1,512,000 and $1,972,000, respectively. Accounts payable to Genicom amounted to approximately $30,000 and $14,000 as of June 30, 1997 and 1996, respectively.

     During the year ended June 30, 1996, the Company paid approximately $125,000 for expense reimbursements to certain shareholders for services rendered in connection with an acquisition in 1988. The amount was accrued for in prior years.

     In connection with the Company's financing of the BABSS acquisition on October 20, 1995, the Company issued subordinated debentures and redeemable preferred stock to certain related parties (see Notes 8 and 13).

18.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

     The following is a summary of the unaudited quarterly financial information for the fiscal years ended 1997 and 1996:

                                                                  QUARTER ENDED
                                           -----------------------------------------------------------
                                                                                  MARCH
                                           SEPTEMBER 30,     DECEMBER 31,(1)       31,        JUNE 30,
                                           -------------     ---------------     --------     --------
                                                 (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1997
Revenues.................................    $ 176,426          $ 191,253        $205,070     $213,201
Gross profit.............................       41,861             48,221          54,698       59,310
Net income...............................        5,455              4,954           9,507       11,168
Pro forma net income (loss) (Note 3).....       (2,306)            (2,813)          1,787        3,149
Pro forma earnings (loss) per share (Note
  3).....................................        (0.16)             (0.20)           0.13         0.22

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES

                                                                   QUARTER ENDED
                                           --------------------------------------------------------------
                                                                                  MARCH
                                           SEPTEMBER 30,      DECEMBER 31,         31,        JUNE 30,(2)
                                           -------------     ---------------     --------     -----------
                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
1996
Revenues.................................    $  46,791          $ 149,703        $172,673      $ 171,024
Gross profit.............................       15,524             38,224          42,711         41,416
Income before extraordinary item.........        4,386                638           5,842          9,923
Net income...............................        4,386                638           5,842          7,996

---------------
(1) Net income for the second quarter of 1997 includes a $3.4 million pre-tax charge for estimated future employee severance costs, and a $.9 million pre-tax charge for unutilized lease/contract losses, primarily associated with duplicate facilities to be closed in connection with the Memorex Telex acquisition (see Note 15).

(2) Net income for the fourth quarter of 1996 includes (a) a $3.4 million reversal of the previously recorded restructuring charge for unutilized leases (Note 15); and (b) a $1.5 million adjustment related to recoveries of previously reserved receivables.

                                  * * * * * *

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder of DecisionOne Corporation:

     We have audited the accompanying consolidated balance sheets of DecisionOne Corporation (a wholly-owned subsidiary of DecisionOne Holdings Corp.) and subsidiaries (the "Company") as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the related financial statement schedule listed in the Index at Item
14. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of DecisionOne Corporation and subsidiaries as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

     As discussed in Note 1 to the consolidated financial statements, on May 29, 1997, DecisionOne Holdings Corp. completed a restructuring of the legal organization of certain of its subsidiaries. The Company's consolidated financial statements have been presented giving effect to the reorganization for all periods presented in a manner similar to a pooling of interests.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
August 15, 1997

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                           1997         1996
                                                                         --------     --------
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................................  $ 10,877     $  8,221
  Accounts receivable, net of allowances of $14,869 and $9,580.........   127,462       92,650
  Consumable parts, net of allowances of $17,889 and $19,537...........    34,518       29,770
  Prepaid expenses and other assets....................................     4,542        5,112
  Deferred tax asset...................................................     5,236        8,018
                                                                         --------     --------
          Total current assets.........................................   182,635      143,771
REPAIRABLE PARTS, Net of accumulated amortization of $154,555 and
  $105,462.............................................................   199,900      154,970
PROPERTY AND EQUIPMENT.................................................    34,227       32,430
INTANGIBLES............................................................   191,366      164,659
OTHER ASSETS...........................................................    14,977       18,680
                                                                         --------     --------
TOTAL ASSETS...........................................................  $623,105     $514,510
                                                                         ========     ========
                             LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt....................................  $  4,788     $  2,321
  Accounts payable and accrued expenses................................    95,516       89,564
  Deferred revenues....................................................    56,600       38,485
  Income taxes and other liabilities...................................     4,664          479
                                                                         --------     --------
          Total current liabilities....................................   161,568      130,849
REVOLVING CREDIT LOAN AND LONG-TERM DEBT...............................   232,721      188,582
OTHER LIABILITIES......................................................    13,928       14,286
SHAREHOLDER'S EQUITY:
  Common stock, no par value; one share authorized, issued and
     outstanding in 1997 and 1996......................................        --           --
  Additional paid-in capital...........................................   258,609      255,535
  Accumulated deficit..................................................   (42,432)     (73,516)
  Other................................................................    (1,289)      (1,226)
                                                                         --------     --------
          Total shareholder's equity...................................   214,888      180,793
                                                                         --------     --------
TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY.............................  $623,105     $514,510
                                                                         ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997         1996         1995
                                                             --------     --------     --------
REVENUES...................................................  $785,950     $540,191     $163,020
COST OF REVENUES...........................................   581,860      402,316      113,483
                                                             --------     --------     --------
GROSS PROFIT...............................................   204,090      137,875       49,537
OPERATING EXPENSES:
  Selling, general and administrative expenses.............   112,870       72,829       21,982
  Amortization of intangibles..............................    23,470       15,673        6,776
                                                             --------     --------     --------
OPERATING INCOME...........................................    67,750       49,373       20,779
INTEREST EXPENSE, Net of interest income of $197 in 1997,
  $239 in 1996 and $53 in 1995.............................    14,698       14,714        2,468
                                                             --------     --------     --------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
  (BENEFIT), DISCONTINUED OPERATIONS AND EXTRAORDINARY
  ITEM.....................................................    53,052       34,659       18,311
PROVISION (BENEFIT) FOR INCOME TAXES.......................    21,968       13,870      (23,104)
                                                             --------     --------     --------
INCOME BEFORE DISCONTINUED OPERATIONS AND EXTRAORDINARY
  ITEM.....................................................    31,084       20,789       41,415
DISCONTINUED OPERATIONS -- Income from operations of
  discontinued products division...........................                               1,113
                                                             --------     --------     --------
INCOME BEFORE EXTRAORDINARY ITEM...........................    31,084       20,789       42,528
EXTRAORDINARY ITEM, NET OF TAX BENEFIT OF $1,284...........                  1,927
                                                             --------     --------     --------
NET INCOME.................................................  $ 31,084     $ 18,862     $ 42,528
                                                             ========     ========     ========
PRO FORMA INFORMATION (UNAUDITED):
  Net income before interest expense adjustment............  $ 31,084
  Interest expense adjustment, net of tax..................   (25,358)
                                                             --------
  Pro forma net income.....................................  $  5,726
                                                             ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
            (IN THOUSANDS, EXCEPT NUMBER OF SHARES OF COMMON STOCK)

                                                                                           FOREIGN                      TOTAL
                                                              ADDITIONAL                  CURRENCY      PENSION     SHAREHOLDER'S
                                                               PAID-IN     ACCUMULATED   TRANSLATION   LIABILITY    (DEFICIENCY)
                                                               CAPITAL       DEFICIT     ADJUSTMENT    ADJUSTMENT      EQUITY
                                                              ----------   -----------   -----------   ----------   -------------
BALANCE, JUNE 30, 1994......................................   $114,883     $(134,906)      $ 457       $ (1,625)     $ (21,191)
  Net income................................................                   42,528                                    42,528
  Adjustment to pension liability...........................                                                 (80)           (80)
  Foreign currency translation adjustment...................                                  223                           223
  Contributed capital.......................................          8                                                       8
                                                               --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1995......................................    114,891       (92,378)        680         (1,705)        21,488
  Net income................................................                   18,862                                    18,862
  Adjustment to pension liability...........................                                                (143)          (143)
  Contributed capital.......................................    142,090                                                 142,090
  Foreign currency translation adjustment...................                                  (58)                          (58)
  Dividends declared........................................     (1,446)                                                 (1,446)
                                                               --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1996......................................    255,535       (73,516)        622         (1,848)       180,793
  Net income................................................                   31,084                                    31,084
  Adjustment to pension liability...........................                                                 (25)           (25)
  Foreign currency translation adjustment...................                                  (38)                          (38)
  Contributed capital.......................................      3,074                                                   3,074
                                                               --------     ---------        ----        -------       --------
BALANCE, JUNE 30, 1997......................................   $258,609     $ (42,432)      $ 584       $ (1,873)     $ 214,888
                                                               ========     =========        ====        =======       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                               1997         1996         1995
                                                             ---------    ---------    --------
OPERATING ACTIVITIES:
  Net income...............................................  $  31,084    $  18,862    $ 42,528
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Income from discontinued operations...................                              (1,113)
     Depreciation..........................................     13,549        8,309       1,779
     Amortization of repairable parts......................     63,870       37,869       7,688
     Amortization of intangibles...........................     23,470       15,673       6,775
     Provision for losses on accounts receivable...........      7,849        3,434       1,930
     Provision for consumable parts obsolescence...........      2,554        1,171       1,995
     Extraordinary item....................................                   1,927
     Changes in operating assets and liabilities, net of
       effects from companies acquired, which provided
       (used) cash:
       Accounts receivable.................................    (38,365)      (1,900)     (8,836)
       Consumable parts....................................     (6,038)      (1,248)        931
       Accounts payable and accrued expenses...............      3,885          256      (1,171)
       Deferred revenues...................................    (25,427)     (33,928)      6,811
       Net changes in other assets and liabilities.........     12,543        1,469     (20,902)
                                                             ---------    ---------    --------
          Net cash provided by operating activities........     88,974       51,894      38,415
                                                             ---------    ---------    --------
INVESTING ACTIVITIES:
  Capital expenditures.....................................    (10,540)      (7,278)     (2,786)
  Repairable spare parts purchases, net....................    (86,446)     (63,514)    (12,154)
  Acquisitions of companies and contracts..................    (32,258)    (275,562)    (39,331)
                                                             ---------    ---------    --------
          Net cash used in investing activities............   (129,244)    (346,354)    (54,271)
                                                             ---------    ---------    --------
FINANCING ACTIVITIES:
  Capital contributions....................................        439      142,090
  Proceeds from issuance of subordinated debentures........                  30,000
  Payment of dividends.....................................                  (1,446)
  Payment of subordinated debentures.......................                 (30,000)
  Net proceeds from borrowings.............................     43,625      162,772      17,537
  Principal payments under capital leases..................     (1,075)      (3,423)
  Other....................................................        (63)          29
                                                             ---------    ---------    --------
          Net cash provided by financing activities........     42,926      300,022      17,537
                                                             ---------    ---------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS..................      2,656        5,562       1,681
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR...............      8,221        2,659         978
                                                             ---------    ---------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR.....................  $  10,877    $   8,221    $  2,659
                                                             =========    =========    ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Net cash paid during the year for:
     Interest..............................................  $  15,640    $  14,838    $  2,065
     Income taxes..........................................      8,381        5,344       1,009
  Noncash investing/financing activities:
     Issuance of seller notes in connection with
       acquisitions........................................      2,224          587       2,866
     Issuance of seller notes in exchange for repairable
       parts...............................................      1,855
     Repairable parts received in lieu of cash for accounts
       receivable..........................................      1,124

  The accompanying notes are an integral part of these consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    YEARS ENDED JUNE 30, 1997, 1996 AND 1995

1.  NATURE OF BUSINESS

     DecisionOne Corporation (a wholly-owned subsidiary of DecisionOne Holdings Corp., herein called "Holdings") and its wholly-owned subsidiaries (the "Company") are providers of multivendor computer maintenance and technology support services. The Company offers its customers a single-source, independent (i.e., not affiliated with an original equipment manufacturer, or "OEM") solution for computer maintenance and technology support requirements, including hardware maintenance services, software support, end-user/ help desk services, network support and other technology support services. These services are provided by the Company across a broad range of computing environments, including mainframes, midrange and distributed systems, workgroups, personal computers ("PCs") and related peripherals. In addition, the Company provides outsourcing services for OEMs, software publishers, system integrators and other independent service organizations. The Company delivers its services through an extensive field service organization of approximately 4,000 field technicians in over 150 service locations throughout North America and through strategic alliances in selected international markets.

     Through June 30, 1995, the Company's services predominantly involved the provision of maintenance services to the midrange computer market. On October 20, 1995, the Company acquired Bell Atlantic Business Systems Services, Inc. ("BABSS") (see Note 4). BABSS provided computer maintenance and technology support services for computer systems ranging from the data center, which includes both mainframe and midrange systems, to desk top. Subsequent to the acquisition, Holding's principal operating subsidiary, Decision Servcom, Inc., was merged into BABSS, which had changed its name to DecisionOne Corporation. As a result, DecisionOne Corporation is the principal operating subsidiary of the Holdings.

     On May 29, 1997, Holdings completed a restructuring of the legal organization of its subsidiaries (the "Corporate Reorganization"). The Corporate Reorganization involved Holdings' contribution to DecisionOne Corporation of ownership interests in its subsidiaries, all of which were under Holdings' control (the "Contributed Subsidiaries"). The Corporate Reorganization has been accounted for in a manner similar to a pooling of interests. Accordingly, the Company's consolidated financial statements include the accounts of the Contributed Subsidiaries for all periods presented.

     The Company's wholly owned, direct international subsidiaries are not significant to the Company's consolidated financial statements.

2.  SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The consolidated financial statements include the accounts of DecisionOne Corporation and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Pro Forma Information (Unaudited) -- The pro forma information included in the accompanying statement of operations and in Note 3 has been prepared to reflect the Company's and Holding's recapitalization and merger with Quaker Holding Co. ("Quaker") and related transactions as if these had occurred on July 1, 1996.

     Cash and Cash Equivalents -- Cash and cash equivalents are highly liquid investments with remaining maturities of three months or less at the time of purchase. Cash equivalents, consisting primarily of repurchase agreements with banks, are stated at cost, which approximates fair market value.

     Consumable Parts and Repairable Parts -- In order to provide maintenance and repair services to its customers, the Company is required to maintain significant levels of computer parts. These parts are classified as consumable parts or as repairable parts. Consumable parts, which are utilized during the repair process, are

                    DECISIONONE CORPORATION AND SUBSIDIARIES stated at cost, principally determined using the weighted average method, less an accumulated allowance for obsolescence and shrinkage. Consumable parts are reflected in cost of revenues during the period utilized.

     Repairable (rotable) parts, which can be refurbished and reused, are stated at original cost less accumulated amortization. Amortization of repairable parts is reflected in cost of revenues. Costs of refurbishing repairable parts are also included in cost of revenues as these costs are incurred. Amortization of repairable parts is based principally on the composite group method, using straight-line composite rates. Repairable parts generally have an economic life which corresponds to the normal life cycle of the related products, currently estimated to be three to five years.

     As consumable and repairable parts are retired, the weighted average gross amounts at which such parts have been carried are removed from the respective assets accounts, and charged to the accumulated allowance or accumulated amortization accounts, as applicable. Periodic revisions to amortization and allowance estimates are required, based upon the evaluation of several factors, including changes in product life cycles, usage levels and technology changes. Changes in these estimates are reflected on a prospective basis unless such changes result from an extraordinary retirement or from other events or circumstances which indicate that impairment may exist. Impairment is recognized when the net carrying value of the parts exceeds the estimated current and anticipated undiscounted net cash flows. Measurement of the amount of impairment, if any, is calculated based upon the difference between carrying value and fair value.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the depreciable assets. Capitalized equipment leases and leasehold improvements are amortized over the shorter of the related lease terms or asset lives. Maintenance and repairs are charged to expense as incurred. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is charged to operations.

     Business and Contract Acquisitions -- Business and contract acquisitions have been accounted for as purchase transactions, with the purchase price of each acquisition allocated to the assets acquired and liabilities assumed based upon their respective estimated fair values at the dates of acquisition. Consistent with the Company's parts retirement accounting methods, the gross value of parts acquired is generally stated at weighted average cost. Fair value adjustments, if any, are reflected as adjustments to the respective accumulated amortization or allowance accounts. The excess of the purchase price over identified net assets acquired is amortized, on a straight-line basis, over the expected period of future benefit (see Note 6).

     Typical contract acquisitions are comprised primarily of customer maintenance and support contracts of complementary entities, along with the accompanying consumable and repairable parts required to support these contracts and other identifiable intangibles, such as noncompete agreements. Liabilities assumed in business and contract acquisitions consist primarily of prepaid amounts related to multi-period customer maintenance and support contracts. These liabilities are recorded as deferred revenues at acquisition dates and are recognized as revenues when earned in accordance with the terms of the respective contracts.

     Intangible Assets -- Intangible assets are comprised of excess purchase price over the fair value of net assets acquired, acquired customer lists and other intangible assets, including the fair value of contractual profit participation rights and amounts assigned to noncompete agreements.

     Intangible assets, which arise principally from acquisitions, are generally amortized on a straight-line basis over their respective estimated useful lives (see Note 6). The Company evaluates the carrying value of intangible assets whenever events or changes in circumstances indicate that these carrying values may not be recoverable within the amortization period. Impairment is recognized when the net carrying value of the intangible asset exceeds the estimated current and anticipated discounted future net cash flows. Measurement of the amount of impairment, if any, is calculated based upon the difference between carrying value and fair value.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

     Revenue -- The Company enters into maintenance contracts whereby it services various manufacturers' equipment. Revenues from these contracts are recognized ratably over the terms of such contracts. Prepaid revenues from multi-period contracts are recorded as deferred revenues and are recognized ratably over the term of the contracts.

     Revenues derived from the maintenance of equipment not under contract are recognized as the service is performed. Revenues derived from other technology support services are recognized as the service is performed or ratably over the term of the contract.

     Foreign Currency Translation -- Gains and losses resulting from foreign currency translation are accumulated as a separate component of shareholders' equity. Gains and losses resulting from foreign currency transactions are included in operations.

     Credit Risk -- Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their dispersion across many industries.

     Fair Value of Financial Instruments -- The following disclosures of the estimated fair value of financial instruments were made in accordance with the requirements of SFAS No. 107, Disclosures about Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

          Cash and Cash Equivalents, Accounts Receivable, and Accounts
     Payable -- The carrying amount of these items are a reasonable estimate of their fair value.

          Short-Term Debt and Long-Term Debt -- As more fully described in Note 8, under its revolving borrowing facility the Company incurs interest at variable rates based upon market conditions (i.e., based upon the prime rate or LIBOR). Rates applicable to other debt instruments, which consist primarily of short-term notes payable in connection with certain acquisitions, are comparable to those of similar instruments currently available to the Company. Accordingly, the carrying amount of debt is a reasonable estimate of its fair value.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

     Discontinued Operations -- During fiscal 1993, in connection with the sale of its products division, the Company established estimated liabilities relating to the settlement of the remaining assets and liabilities of this division. In 1995, the Company revised its estimates as a result of settlement of these liabilities, and the consolidated statement of operations for 1995 reflects an increase in net income of $1,113,000 for the change in estimate.

     Derivative Financial Instruments -- Derivative financial instruments, which constitute interest rate swap agreements (see Note 8), are periodically used by the Company in the management of its variable interest rate exposure. Amounts to be paid or received under interest rate swap agreements are recognized as interest expense or interest income during the period in which these accrue. Gains realized, if any, on the early termination of interest rate swap contracts are deferred, to be recognized upon the termination of the related asset or liability or expiration of the original term of the swap contract, whichever is earlier. The Company does not hold any derivative financial instruments for trading purposes.

     Reclassifications -- Certain reclassifications have been made to the 1996 balances in order to conform with the 1997 presentation.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

3.  MERGER, RECAPITALIZATION AND PRO FORMA INFORMATION

     On August 7, 1997, the Company and Holdings consummated a merger with Quaker Holding Co. ("Quaker"), an affiliate of DLJ Merchant Banking Partners II. The merger, which will be recorded as a recapitalization for accounting purposes as of the consummation date, occurred pursuant to an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Holdings and Quaker dated May 4, 1997. The accompanying historical consolidated financial statements do not include any adjustments with respect to the consummation of the merger.

     In accordance with the terms of the Merger Agreement, which was formally approved by the Company's shareholders on August 7, 1997, Quaker merged with and into Holdings, and the holders of approximately 94.7% of shares of Holdings common stock outstanding immediately prior to the merger received $23 in cash in exchange for each of these shares. Holders of approximately 5.3% of shares of Holdings common stock outstanding immediately prior to the merger retained such shares in the merged Holdings, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. Immediately following the merger, continuing shareholders owned approximately 11.9% of shares of outstanding Holdings common stock. The aggregate value of the merger transaction was approximately $940 million, including refinancing of the Company's revolving credit facility (see Note 8).

     In connection with the merger, Holdings raised $85 million through the public issuance of discount debentures, and the Company issued publicly held subordinated notes for approximately $150 million. The Company also entered into a new syndicated credit facility providing for term loans of $470 million and revolving loans of up to $105 million. The proceeds of the discount notes, subordinated notes and the initial borrowings under the new credit facility along with a loan of approximately $59.1 million from the Company to Holdings and the purchase of approximately $225 million of Holdings common stock by Quaker have been used to finance the payments of cash to cash-electing Holdings shareholders, to pay the holders of Holdings stock options and stock warrants canceled or converted, as applicable, in connection with the merger, to repay the Company's existing revolving credit facility and to pay expenses incurred in connection with the merger.

     As a result of the merger, the Company and Holdings incurred various expenses, aggregating approximately $71 million on a pretax basis (approximately $64 million after related tax benefit), subject to adjustment, in connection with consummating the transaction. These costs consisted primarily of compensation costs, underwriting discounts and commissions, professional and advisory fees and other expenses. The Company will report this one-time charge during the first quarter of fiscal 1998. In addition to these expenses, the Company and Holdings also incurred approximately $22.3 million of capitalized debt issuance costs associated with the merger financing. These costs will be charged to expense over the terms of the related debt instruments.

     The following summarized unaudited pro forma information of the Company as of and for the year ended June 30, 1997 assumes that the merger had occurred on July 1, 1996. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the financial condition or of the results of operations which actually would have resulted had the merger occurred as of July 1, 1996 or which may result in the future.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

                                                                                  (UNAUDITED)
                                                                                 (IN THOUSANDS)
PRO FORMA BALANCE SHEET INFORMATION:
Total assets...................................................................     $707,785
Long term indebtedness (including current portion).............................      641,376
Other liabilities..............................................................      170,708
Shareholders' (deficit)........................................................     (104,299)
PRO FORMA INCOME STATEMENT INFORMATION:
Revenues.......................................................................     $785,950
Operating income...............................................................       67,750
Income from continuing operations before income taxes..........................        9,772
Net income.....................................................................        5,726

     The pro forma net loss reflects a net increase in interest expense of approximately $43.3 million ($25.4 million after related pro forma tax effect), attributable to additional financing incurred in connection with the merger, net of repayment of the Company's existing revolving credit facility.

4.  BUSINESS AND CONTRACT ACQUISITIONS

     During the years ended June 30, 1997, 1996 and 1995, the Company acquired certain net assets of other service companies as follows (in thousands):

                                                                                                   EXCESS
                                                          CONSIDERATION                           PURCHASE
                                    ---------------------------------------------------------    PRICE OVER
                                                                        TOTAL                    FAIR VALUE
                                     NUMBER OF                         PURCHASE      OTHER      OF NET ASSETS
           YEARS ENDED              ACQUISITIONS     CASH     NOTES     PRICE     INTANGIBLES     ACQUIRED
----------------------------------  ------------   --------   ------   --------   -----------   -------------
Significant business acquisitions:
  June 30, 1995...................        1        $ 27,413   $2,094   $ 29,507     $15,600        $ 7,394
  June 30, 1996...................        1         250,549   250,549    72,581      60,533
Nonsignificant business or maintenance contract acquisitions:
  June 30, 1995...................        5           9,327      255      9,582       4,577          8,680
  June 30, 1996...................        5          14,853      578     15,431       6,522          6,318
  June 30, 1997...................        9          31,749    2,224     33,973         231         47,200

     On August 31, 1994, the Company purchased certain net assets and liabilities of IDEA/Servcom, Inc. for approximately $29,500,000. This acquisition was funded by cash and the issuance of a $2,600,000 noninterest-bearing note to the seller. See seller notes payable section of Note 8. The excess of asset purchase price over the fair value of net assets acquired at the date of purchase was approximately $7,400,000.

     On October 20, 1995, the Company acquired all of the outstanding common stock of BABSS, a subsidiary of Bell Atlantic Corporation ("BAC") for approximately $250,549,000. The acquisition was funded with the proceeds from the issuance of $30,000,000 of Series C preferred stock, $30,000,000 of subordinated debentures and the balance from additional bank borrowings (see Notes 8 and 13). The excess of asset purchase price over the fair value of net assets acquired at the date of purchase was initially recorded as approximately $58,796,000. Subsequent to the acquisition, the Company recorded a net adjustment increasing the initial amount by $1,737,000 and adjusted other balance sheet accounts principally by the same amount. This resulted from the adjustment and reclassification of certain tax accruals offset by favorable negotiations on certain leased facilities (see Note 7). As part of the acquisition, the Company purchased from BAC contractual profit participation rights whereby the Company will receive a fixed percentage of the annual operating profits (3.2% or 3.5%, depending upon the level of profits) earned by a former foreign affiliate of

                    DECISIONONE CORPORATION AND SUBSIDIARIES

BAC which provides computer maintenance and technology support services in Europe. The estimated value of the discounted estimated future cash flows over a twenty-year period from these contractual profit participation rights is $25,000,000.

     Included in nonsignificant maintenance contract acquisitions is the acquisition of substantially all of the contracts and related assets, including spare parts of the U.S. computer service business of Memorex Telex Corporation and certain of its affiliates (collectively, "Memorex Telex"). Memorex Telex had filed a petition in bankruptcy in the United States Bankruptcy Court (the "Court") in the District of Delaware on October 15, 1996; the Court approved the sale to the Company on November 1, 1996. The adjusted purchase price was $52.7 million, comprised of the assumption of certain liabilities under contracts of the service business, which were valued at $28.3 million, and base cash consideration of approximately $24.4 million, after certain purchase price adjustments, excluding transaction and closing costs.

     The estimated fair market values of certain assets acquired, as well as liabilities assumed, are subject to further adjustment as additional information becomes available to the Company. During the third quarter of fiscal 1997, the Company recorded an adjustment increasing the deferred revenues assumed in the Memorex Telex acquisition by approximately $2,300,000, to revise the estimated fair value of certain contract liabilities of the business assumed by the Company.

     The following summarized unaudited pro forma information for significant acquisitions that have a material effect on the Company's results of operations for the years ended June 30, 1996 and 1995 assumes that the acquisitions occurred as of July 1, 1994. The nonsignificant business and maintenance contract acquisitions are not considered material individually or in the aggregate. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the results of operations which actually would have resulted had the significant acquisitions been in effect on the dates indicated or which may result in the future.

                                                                     YEARS ENDED JUNE 30,
                                                                     ---------------------
                                                                       1996         1995
                                                                     --------     --------
                                                                        (IN THOUSANDS)
                                                                          (UNAUDITED)
    Revenues.......................................................  $697,676     $679,284
    Income from continuing operations before extraordinary item....    31,080       20,153
    Net income.....................................................    29,153       21,266

5.  PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Land and buildings.............................................  $  6,318     $  2,055
    Equipment......................................................    16,248       13,858
    Computer hardware and software.................................    35,030       27,277
    Furniture and fixtures.........................................     8,308        8,051
    Leasehold improvements.........................................     4,628        4,125
                                                                     --------     --------
                                                                       70,532       55,366
    Accumulated depreciation and amortization......................   (36,305)     (22,936)
                                                                     --------     --------
                                                                     $ 34,227     $ 32,430
                                                                     ========     ========

                    DECISIONONE CORPORATION AND SUBSIDIARIES

     The principal lives (in years) used in determining depreciation and amortization rates of various assets are: buildings (20-40); equipment (3-10); computer hardware and software (3-5); furniture and fixtures (5-10) and leasehold improvements (term of related leases).

     Depreciation and amortization expense was approximately $13,549,000, $8,309,000 and $1,779,000 for the fiscal years ended 1997, 1996 and 1995, respectively.

6.  INTANGIBLES

     Intangibles consisted of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Excess purchase price over fair value of net assets acquired...  $130,548     $ 82,355
    Customer lists.................................................    64,688       64,758
    Contractual profit participation rights........................    25,000       25,000
    Noncompete agreements..........................................     4,631        4,500
    Other intangibles..............................................     9,131        7,671
                                                                     --------     --------
                                                                      233,998      184,284
    Accumulated amortization.......................................   (42,632)     (19,625)
                                                                     --------     --------
                                                                     $191,366     $164,659
                                                                     ========     ========

     The periods (in years) used in determining the amortization rates of intangible assets are: excess purchase price over fair value of net assets acquired (4-20); customer lists (3-8); contractual profit participation rights
(20); noncompete agreements (3-5) and other (1-6).

     Amortization expense relating to intangibles was approximately $23,470,000, $15,673,000 and $6,775,000, for the fiscal years ended 1997, 1996 and 1995, respectively.

7.  ACCRUED EXPENSES

     Accounts payable and accrued expenses consisted of the following:

                                                                            JUNE 30,
                                                                       -------------------
                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accounts payable.................................................  $55,723     $53,347
    Compensation and benefits........................................   22,706      22,115
    Interest.........................................................      563       1,505
    Unused leases....................................................      878       3,485
    Pension accrual..................................................    1,371       1,258
    Accrued accounting and legal fees................................    1,435       1,073
    Non-income taxes and other.......................................   12,840       6,781
                                                                        ------      ------
                                                                       $95,516     $89,564
                                                                        ======      ======

     Prior to 1994, the Company received $2,600,000 in tax bills (primarily interest) from the Internal Revenue Service ("IRS") related to claims for tax and interest for the years 1981 through 1987. The Company paid approximately $500,000 of the claims upon receipt of the bills. Although the Company disputed the tax bills, an IRS mandated payment of $828,000 was made in 1996. As of June 30, 1996, the

                    DECISIONONE CORPORATION AND SUBSIDIARIES

Company had an accrued liability of $1,883,000 related to this assessment. During fiscal 1997, the Company paid $1,729,000 in full settlement of these tax and interest bills.

     In connection with the acquisition of BABSS, which has been accounted for using the purchase method of accounting (see Note 4), the Company recorded approximately $11,000,000 in liabilities resulting from planned actions with respect to BABSS, which included the costs to exit certain leased facilities and to involuntarily terminate employees. The provision of approximately $3,500,000 for the costs to exit certain leased facilities principally relates to future lease payments on a warehouse in California which has been made idle. Approximately $4,000,000 was provided for severance and termination benefits of approximately 210 employees in the field, operations support, sales and administration. Approximately $3,000,000 was provided in connection with the exit plan for write-downs of spare parts and equipment at two California facilities which will not be utilized in future operations. The provision for various other charges of approximately $500,000 consisted of costs to complete the exit plan. As of June 30, 1996, the Company had settled all of these liabilities, except for the lease liabilities on idle facilities for which payments were scheduled to continue through 1999 (see Note 15). At June 30, 1997 and 1996 remaining amounts due under these leases were $0 and $1,200,000, respectively.

     As a result of successful negotiations of unutilized leased facilities, during 1996, the Company recorded a reduction of approximately $975,000 to both the provisions for leased facilities and excess purchase price over fair value of net assets acquired.

8.  REVOLVING CREDIT LOAN AND LONG-TERM DEBT

     Debt consists of the following:

                                                                           JUNE 30,
                                                                     ---------------------
                                                                       1997         1996
                                                                     --------     --------
                                                                        (IN THOUSANDS)
    Revolving credit loans.........................................  $231,671     $186,400
    Seller noninterest-bearing notes payable.......................     2,922        2,118
    Seller note payable -- purchase of spare parts.................     1,608
    Capitalized lease obligations, payable in varying installments at interest rates ranging from 7.25% to 13.01% at June 30,
      1997.........................................................     1,308        2,385
                                                                      -------      -------
                                                                      237,509      190,903
    Less current portion...........................................     4,788        2,321
                                                                      -------      -------
                                                                     $232,721     $188,582
                                                                      =======      =======

REVOLVING CREDIT LOANS

     On October 20, 1995, in connection with the BABSS acquisition (see Note 4) the Company entered into a Credit Agreement which provided for a term loan (the "1995 Term Loan") of $230,000,000 and a revolving credit facility of up to a maximum of $30,000,000. The 1995 Term Loan provided for 19 equal quarterly principal payments of $10,000,000 to be due and payable on the last day of each calendar quarter commencing December 31, 1995 with a final payment due on September 30, 2000. Loans under the revolving credit facility were to mature on September 30, 2000. Interest on the 1995 Term Loan and the revolving credit facility were at varying rates based, at the Company's option, on the Eurodollar rate or the Alternative Base Rate (NationsBanc prime rate), plus the Applicable Margins. Margins were based on the ratio of Total Funded Debt to EBITDA; the Eurodollar Margin ranged from 1.75% to 2.5%, while the Alternative Base Rate Margin ranged from 0.5% to 1.25%.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

     In April 1996, the Company completed an initial public offering. The Company used a portion of the proceeds to repay approximately $70 million of the 1995 Term Loan.

     Also in April 1996, the Company converted the 1995 Term Loan and the existing $30 million Revolving Credit Facility into a $225 million variable rate, unsecured revolving credit facility ("the 1996 Revolving Credit Facility"). During fiscal 1997, the 1996 Revolving Credit Facility commitment was increased to $300 million, in connection with the acquisition of certain contracts and assets. The 1996 Revolving Credit Facility is at floating interest rates, based either on the LIBOR or prime rate, in either case plus an Applicable Margin, at the Company's option. As of June 30, 1997, the applicable rate was LIBOR plus .75% or approximately 6.5%. The 1996 Revolving Credit Facility enables the Company to borrow up to $300 million in the form of revolving credit loans with a maturity date of April 26, 2001 and with interest periods determined principally on a quarterly basis. To offset the variable rate characteristics of the borrowings, the Company entered into interest rate swap agreements with two banks resulting in fixed interest rates of 5.4% on $40.0 million notional principal amount through December 1997 and 5.5% on another $40.0 million notional principal amount through December 1998.

     During fiscal 1997, the Company terminated these swap agreements, resulting in an insignificant gain which has been deferred to the first quarter of fiscal 1998.

     Under the terms of the 1996 Revolving Credit Facility, the Company may use up to $25,000,000 for letters of credit, subject to the limitation of $300,000,000 in total credit. As of June 30, 1997, letters of credit in the face amount of $3,067,000 were outstanding.

     The loan agreement relating to the 1996 Revolving Credit Facility contains various terms and covenants which provide for certain restrictions on the Company's indebtedness, liens, investments, disposition of assets and mergers and acquisitions and require the Company, among other things, to maintain minimum levels of consolidated net worth and certain minimum financial ratios. The borrower under the 1996 Revolving Credit Facility is DecisionOne Corporation. Repayment of the debt is guaranteed by the Company, Holdings and the Company's other subsidiaries except for its Canadian subsidiary.

     The Company's debt agreements and other agreements to which it is a party contain certain covenants restricting the payment of dividends on, or repurchases of, Holdings common stock.

     The Company had average borrowings of $221,069,000 and $172,065,000 during 1997 and 1996, respectively, at an average interest rate of 6.4% and 8.69%, respectively. Maximum borrowings during 1997 and 1996 were $243,350,000 and $268,748,000, respectively.

     Subsequent to June 30, 1997, in connection with the Company's and Holdings' merger with Quaker (see Note 3), the 1996 Revolving Credit Facility was repaid in full, including all interest due thereon. This refinancing was accomplished, in part, through the issuance of certain new debt instruments, consisting of senior discount notes, senior subordinated notes and a term loan/revolving credit facility which, in the aggregate, provide financing of approximately $810 million (including financing obtained by Holdings), subject to certain conditions. The new revolving credit facility provides the Company with $105 million of available financing, subject to a borrowing base, for working capital purposes subsequent to the merger.

     The Company's Canadian subsidiary has available a $1.5 million (Canadian) revolving line of credit agreement with a local financial institution. At June 30, 1997, approximately $471,000 (in U.S. dollars) was outstanding under this agreement. There were no amounts outstanding at June 30, 1996.

SELLER NOTES PAYABLE

     In connection with certain acquisitions (see Note 4), the Company issued noninterest-bearing notes, the principal of which is primarily due upon settlement of contingent portions of the acquisition purchase price within a specified period subsequent to closing, generally not exceeding one year from the acquisition date.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

Contingencies typically pertain to actual amounts of monthly maintenance contract revenues acquired and prepaid contract liabilities assumed in comparison to amounts estimated in acquisition agreements. The Company imputes interest, based upon market rates, for long-term, non-interest-bearing obligations.

     During 1997, the Company issued a secured note payable to the seller for the purchase of repairable parts in the original amount of $1,854,000. The note accrues interest at an interest rate of approximately 8%, and requires quarterly payments of principal and interest of approximately $273,000 until maturity in December 1998.

SUBORDINATED DEBENTURES

     In connection with the BABSS acquisition (see Note 4) on October 20, 1995, the Company issued and sold to Holdings principal shareholders, an aggregate $30,000,000 principal amount of 10.101% Debentures (the "Affiliate Notes") due on October 20, 2001. The Affiliate Notes were subordinated to the 1995 Term Loan and the revolving credit facility. Interest on the Affiliate Notes was payable semiannually on the last business day of June and December of each year commencing on December 31, 1995.

     In connection with the issuance of the debentures, Holdings issued 468,750 Common Stock Purchase Warrants (the "Warrants"). Each Warrant initially entitled the owner to buy one share of Common Stock for $0.10. The number of shares that can be purchased per Warrant steps up over 24 months in conjunction with the increasing conversion privilege applicable to the Preferred Stock such that, at the end of 24 months, each Warrant entitled the holder to buy approximately 1.21 shares of Common Stock at a price of $0.10 per share. The Warrants were exercisable from October 20, 1997 until October 20, 2001, provided that if Holdings had a public offering of its Common Stock meeting certain requirements before October 20, 1997, the Warrants became exercisable at the time of the public offering and the number of shares that could be purchased on exercise was fixed at that time and no longer increased in steps. The Warrants also became exercisable upon retirement of the Debentures. Each Warrant had an assigned value of $7.25333 which resulted in an original issue discount of $3,400,000 which was being amortized over the term of the Affiliate Notes. Upon consummation of Holdings initial public offering in April 1996, the Company was required to pay up to the total amount outstanding under the Affiliate Notes and, accordingly, the Company used $30,000,000 of the proceeds to retire the Affiliate Notes. As a result, in 1996 the Company recorded an extraordinary loss in the amount of $3,211,000, net of taxes of $1,284,000, due to the acceleration of the amortization of original issue discount.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

9.  INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                                 YEARS ENDED JUNE 30,
                                                           --------------------------------
                                                            1997        1996         1995
                                                           -------     -------     --------
                                                                    (IN THOUSANDS)
    Current:
      Federal............................................  $10,909     $ 2,892     $ 16,065
      State..............................................    3,616       1,595        4,599
      Foreign............................................    1,080         548       (1,272)
    Deferred:
      Federal............................................    6,460       8,945      (29,897)
      State..............................................       16         641       (3,617)
      Foreign............................................     (113)       (499)
    Benefit of operating loss carryforwards:
      Federal............................................                            (7,729)
      State..............................................                            (1,253)
      Foreign............................................                 (252)
                                                           -------     -------     --------
    Provision (benefit) for income taxes.................  $21,968     $13,870     $(23,104)
                                                           =======     =======     ========

     The tax effects of temporary differences consisted of the following:

                                                                            JUNE 30,
                                                                       -------------------
                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Gross deferred tax assets:
      Accounts receivable............................................  $ 4,771     $ 1,341
      Inventory......................................................    2,195       2,586
      Accrued expenses...............................................    7,000       6,378
      Unused leases..................................................      390
      Fixed assets...................................................                  299
      Intangibles....................................................    6,196       5,670
      Operating loss carryforwards...................................    4,868      14,252
      Tax credit carryforwards.......................................    1,670       1,170
                                                                       -------     -------
    Gross deferred tax assets........................................   27,090      31,696
    Gross deferred tax liabilities:
      Repairable spare parts.........................................   (8,918)     (7,273)
      Fixed assets...................................................     (108)
                                                                       -------     -------
    Gross deferred tax liabilities...................................   (9,026)     (7,273)
                                                                       -------     -------
    Net deferred tax asset...........................................  $18,064     $24,423
                                                                       =======     =======

                    DECISIONONE CORPORATION AND SUBSIDIARIES

     Net operating loss and minimum tax credit carryforwards available at June 30, 1997 expire in the following years:

                                                                                 YEAR OF
                                                                                EXPIRATION
                                                                 AMOUNT         ----------
                                                             --------------
                                                             (IN THOUSANDS)
    Federal operating losses...............................     $ 12,877        2006-2008
    State operating losses.................................        8,669        1998-2008
    Investment tax credit..................................          134           2004
    Minimum tax credit.....................................        1,536        INDEFINITE

     As a result of the Company's initial public offering in April, 1996, an "ownership change" occurred pursuant to Section 382 of the Internal Revenue Code. Accordingly, for Federal income tax purposes, net operating loss and tax credit carryforwards arising prior to the ownership change are limited during any future period to the Section 382 "limitation amount" of approximately $20.0 million per annum. In addition, the Company's merger with Quaker on August 7, 1997 (see Note 3) represents another such "ownership change" pursuant to Section
382. The Company estimates that the limitation on the use of tax loss carryforwards and other credits, for Federal income tax purposes, in any post-merger period will be reduced to approximately $9.0 million per annum.

     A reconciliation between the provision (benefit) for income taxes, computed by applying the statutory federal income tax rate of 35% for 1997, 1996 and 1995 to income before income taxes, and the actual provision (benefit) for income taxes follows:

                                                                   1997     1996      1995
                                                                   ----     ----     ------
    Federal income tax provision at statutory tax rate...........  35.0%    35.0%      35.0%
    State income taxes, net of federal income tax provision......   5.0      4.6        3.5
    Foreign income taxes.........................................   0.4                (6.9)
    Unused lease credit..........................................                      (0.1)
    Benefit of operating loss carryforward.......................           (0.8)     (49.1)
    Change in valuation allowance................................           (1.4)    (108.9)
    Other........................................................   1.0      2.6        0.3
                                                                   ----     ----     ------
    Actual income tax provision (benefit) effective tax rate.....  41.4%    40.0%    (126.2)%
                                                                   ====     ====     ======

     The Company has recorded a deferred tax asset of $4,868,000 reflecting the benefit of federal and state net operating loss carryforwards, which expire in varying amounts between 1998 and 2008. Realization depends on generating sufficient taxable income before expiration of the loss carryforwards. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

     The valuation allowance for deferred tax assets as of July 1, 1994 was $44,160,000. The net changes in the valuation allowance for the years ended June 30, 1996 and 1995 were decreases of $686,000 and $43,474,000, respectively. Of these amounts, $252,000 and $8,982,000 resulted from the realization of net operating loss carryforwards. The remaining decrease of $434,000 and $34,492,000 for 1996 and 1995, respectively, resulted from the Company's expected future taxable income.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

10.  OTHER LIABILITIES

     Other (noncurrent) liabilities consisted of the following:

                                                                             JUNE 30,
                                                                       --------------------
                                                                         1997        1996
                                                                       --------    --------
                                                                          (IN THOUSANDS)
    Accrued severance and unutilized lease losses....................  $  4,532    $  2,227
    Other noncurrent liabilities.....................................     9,396      12,059
                                                                        -------     -------
                                                                       $ 13,928    $ 14,286
                                                                        =======     =======

     As more fully described in Note 15, accrued severance and unutilized lease losses represent remaining liabilities for estimated future employee severance costs and for lease/contract losses associated with duplicate facilities to be closed. These liabilities were recorded by the Company in connection with the Memorex Telex and BABSS acquisitions in November 1996 and October 1995, respectively.

     Other noncurrent liabilities include deferred operating lease liabilities related to scheduled rent increases, recorded in accordance with the provisions of SFAS No. 13, Accounting for Leases. Also included in other noncurrent liabilities are provisions relating to various tax matters.

11.  LEASE COMMITMENTS

     The Company conducts its operations primarily from leased warehouses and office facilities and uses certain computer, data processing and other equipment under operating lease agreements expiring on various dates through 2005. The future minimum lease payments for operating leases having initial or remaining noncancelable terms in excess of one year for the five years succeeding June 30, 1997 and thereafter are as follows (in thousands):

        1998...............................................................  $18,415
        1999...............................................................   15,224
        2000...............................................................   11,406
        2001...............................................................    5,815
        2002...............................................................    2,879
        Thereafter.........................................................    4,757
                                                                             -------
                                                                             $58,496
                                                                             =======

     Rental expense amounted to approximately $17,367,000, $13,149,000 and $5,878,000, for the fiscal years ended 1997, 1996 and 1995, respectively.

12.  RETIREMENT PLANS

     The Company maintains a 401(k) plan for its employees which is funded through the contributions of its participants. A similar plan exists for former employees of an acquired company for which eligibility and additional contributions were frozen in September 1988.

     In addition, the Company assumed the liability of the defined benefit pension plan applicable to employees of a company acquired in 1986. The eligibility and benefits were frozen as of the date of the acquisition.

                    DECISIONONE CORPORATION AND SUBSIDIARIES

     Pension expense for the defined benefit pension plan was computed as follows:

                                                                   YEARS ENDED JUNE 30,
                                                                 -------------------------
                                                                 1997      1996      1995
                                                                 -----     -----     -----
                                                                      (IN THOUSANDS)
    Interest cost..............................................  $ 521     $ 495     $ 482
    Actual return on plan assets...............................   (409)     (449)     (312)
    Net amortization and deferral..............................      9        72       (42)
                                                                 -----     -----     -----
    Periodic pension costs.....................................  $ 121     $ 118     $ 128
                                                                 =====     =====     =====

     The discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995.

     The following table sets forth the funded status of the frozen pension plan as of May 1, 1997 and 1996:

                                                                        1997        1996
                                                                       -------     -------
                                                                         (IN THOUSANDS)
    Accumulated benefits (100% vested)...............................  $ 7,290     $ 7,116
    Fair value of plan assets........................................    6,128       5,800
                                                                       -------     -------
              Unfunded projected benefit obligation..................    1,162       1,316
    Unrecognized net loss............................................    1,873       1,848
    Unrecognized net transition obligation...........................      470         504
    Adjustment to recognized minimum liability.......................   (2,343)     (2,352)
                                                                       -------     -------
    Accrued pension costs............................................  $ 1,162     $ 1,316
                                                                       =======     =======

13.  EMPLOYEE SEVERANCE AND UNUTILIZED LEASE COSTS

     During the second quarter of fiscal 1997, in connection with the Memorex Telex acquisition (see Note 4), the Company recorded a $3.4 million pre-tax charge for estimated future employee severance costs, and a $0.9 million pre-tax charge for unutilized lease/contract losses ("exit costs"), primarily associated with duplicate facilities to be closed. The $3.4 million charge, recorded in accordance with SFAS No. 112, Employers' Accounting for Postemployment Benefits, reflects the actuarially determined benefit costs for the separation of employees who are entitled to benefits under pre-existing separation pay plans. These costs are included in selling, general and administrative expenses in the accompanying consolidated statement of operations for the year ended June 30, 1997.

     In the second quarter of fiscal 1996, in connection with the acquisition of BABSS, the Company recorded pre-tax charges for exit costs of $6.9 million, and estimated future employee severance costs of $0.1 million. During the fourth quarter of fiscal 1996, the Company reversed $3.4 million of these employee severance and exit cost liabilities. The reversal was primarily the result of the Company's ability to utilize and sublease various facilities identified in the original $7.0 million combined liability. Such information was unknown to the Company when the original liability was recorded.

     See Note 10 for further information regarding accrued severance and unutilized lease losses.

14.  COMMITMENTS AND CONTINGENT LIABILITIES

     The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect to four waste disposal sites that have been identified by the United States Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party with respect to a fifth, related site, but

                    DECISIONONE CORPORATION AND SUBSIDIARIES has not received any other communication with respect to that site. Under applicable law, all parties responsible for disposal of hazardous substances at those sites are jointly and severally liable for clean-up costs. The Company originally estimated that its share of the costs of the clean-up of one of these sites would be approximately $500,000 which is provided for in liabilities related to the discontinued products division in the accompanying consolidated balance sheets as of June 30, 1997 and 1996. Complete information as to the scope of required clean-up at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's potential additional liability, if any, for the cost of clean-up of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company.

     The Company is also party to various legal proceedings incidental to its business. Certain claims, suits and complaints arising in the ordinary course of business have been filed or are pending against the Company. In the opinion of management, these actions can be successfully defended or resolved without a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

     During the fourth quarter of fiscal 1997, the Company received $2.0 million in full settlement of a claim against its former insurance carrier, related to unreimbursed losses. This settlement was reflected as a reduction of selling, general and administrative costs in the accompanying statement of operations.

15.  RELATED PARTY TRANSACTIONS

     Prior to 1994, the Company entered into an agreement to purchase printer products from Genicom Corporation (Genicom). The Company and Genicom are under common ownership. The initial term of the agreement is for five years with an option to extend based on mutual agreement of the parties. Purchases from Genicom for the years ended June 30, 1997, 1996 and 1995 were approximately $472,000, $1,512,000 and $1,972,000, respectively. Accounts payable to Genicom amounted to approximately $30,000 and $14,000 as of June 30, 1997 and 1996, respectively.

     During the year ended June 30, 1996, the Company paid approximately $125,000 for expense reimbursements to certain shareholders for services rendered in connection with an acquisition in 1988. The amount was accrued for in prior years.

                                                                      SCHEDULE I

                           DECISIONONE HOLDINGS CORP.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            CONDENSED BALANCE SHEET
                             (PARENT COMPANY ONLY)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                         JUNE 30,     JUNE 30,
                                                                           1997         1996
                                                                         --------     --------
ASSETS
  Investment in equity of subsidiaries.................................  $214,888     $180,793
                                                                         --------     --------
Total assets...........................................................  $214,888     $180,793
                                                                         ========     ========
SHAREHOLDERS' EQUITY
  Preferred stock, $1.00 par value; authorized 5,000,000 shares; none outstanding
  Common stock, $.01 par value -- authorized, 100,000,000 shares;
     issued and outstanding 27,817,832 shares in 1997 and 27,340,288
     shares in 1996....................................................  $    278     $    273
  Additional paid-in capital...........................................   258,331      255,262
  Accumulated deficit..................................................   (42,432)     (73,516)
  Foreign currency translation adjustment..............................       584          622
  Pension liability adjustment.........................................    (1,873)      (1,848)
                                                                         --------     --------
Total shareholders' equity.............................................  $214,888     $180,793
                                                                         ========     ========

                  See note to condensed financial information.

                                                                      SCHEDULE I

                           DECISIONONE HOLDINGS CORP.
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENT OF OPERATIONS
                             (PARENT COMPANY ONLY)
                                 (IN THOUSANDS)

                                                                    YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1997         1996         1995
                                                             --------     --------     --------
Equity in net income of subsidiaries.......................  $ 31,084     $ 18,862     $ 42,528
                                                             --------     --------     --------
Net income.................................................  $ 31,084     $ 18,862     $ 42,528
                                                             ========     ========     ========

                  See note to condensed financial information.

                                                                      SCHEDULE I

                           DECISIONONE HOLDINGS CORP.

                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                       CONDENSED STATEMENT OF CASH FLOWS
                             (PARENT COMPANY ONLY)
                                 (IN THOUSANDS)

                                                                       YEARS ENDED JUNE 30
                                                                 --------------------------------
                                                                   1997        1996        1995
                                                                 --------    ---------    -------
Operating Activities:
  Net income..................................................   $ 31,084    $  18,862    $42,528
  Adjustment to reconcile net income to net cash provided by
     operating activities.....................................    (31,084)     (17,416)   (42,528)
                                                                 --------    ---------    --------
       Net cash provided by operating activities..............         --        1,446         --
                                                                 --------    ---------    --------
Investing Activities -- contribution to capital of
  subsidiaries................................................       (439)    (142,090)        --
                                                                 --------    ---------    --------
Financing Activities:
  Proceeds from issuance of preferred stock                                     31,392
  Proceeds from issuance of common stock and warrants.........        439      110,698
  Dividends paid on preferred stock...........................                  (1,446)
                                                                 --------    ---------    --------
       Net cash provided by financing activities..............        439      140,644         --
                                                                 --------    ---------    --------
  Net Change in Cash..........................................   $     --    $            $    --
                                                                 ========    =========    ========

                  See note to condensed financial information.

                                                                      SCHEDULE 1

                           DECISIONONE HOLDINGS CORP.

             NOTE TO CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                             (PARENT COMPANY ONLY)

1.  BASIS OF PRESENTATION

     The accompanying condensed financial statements include the accounts of DecisionOne Holdings Corp. (the Parent) and on an equity basis its subsidiaries and should be read in conjunction with the consolidated financial statements of DecisionOne Holdings Corp. and Subsidiaries (the "Company") and the notes thereto.

                                  SCHEDULE II

                  DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                            DECISIONONE CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                        ADDITIONS
                                                -------------------------
                                BALANCE AT      CHARGES TO     CHARGES TO                          BALANCE AT
                               BEGINNING OF     CORP. AND        OTHER                               END OF
         DESCRIPTION              PERIOD         EXPENSES       ACCOUNTS         DEDUCTIONS          PERIOD
------------------------------ ------------     ----------     ----------        ----------        ----------
Year Ended June 30, 1995:
Accounts Receivable --
  Allowance for uncollectable
     accounts.................   $  1,461         $1,930        $  3,225                            $  6,616
Consumable parts --
  Allowance for
     Obsolescence.............   $  8,370         $1,995        $  1,423(b)                         $ 11,788
Year Ended June 30, 1996:
Allowance for uncollectable
  accounts....................   $  6,616                       $  3,434          $   (470)(a)      $  9,580
Consumable parts --
  Allowance for
     Obsolescence.............   $ 11,788         $1,171        $ 10,193(b)       $ (3,615)         $ 19,537
Year Ended June 30, 1997:
Accounts Receivable --
Allowance for Uncollectable
  Accounts....................   $  9,580         $7,848        $  1,593(b)       $ (4,152)(a)      $ 14,869
Consumable parts --
Allowance for Obsolescence....   $ 19,537         $2,554        $  3,849(b)       $ (8,051)         $ 17,889

---------------
(a) Amount primarily represents net recoveries (write-offs) during the year.

(b) Amount primarily represents allowance recorded as a result of acquisitions during the year.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-Q
(MARK ONE)
           [X]    QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF
                  SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 1997

           [ ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR
                  15(d) OF SECURITIES EXCHANGE ACT OF 1934

For the transition period ended

                           DECISIONONE HOLDINGS CORP.
             (Exact name of registrant as specified in its charter)

                         Commission File Number 0-28090

              Delaware                                13-3435409
    (State or other jurisdiction         (I.R.S. Employer Identification Number)
  of incorporation or organization)

                             DECISIONONE CORPORATION
             (Exact name of registrant as specified in its charter)

                        Commission File Number 333-28411

              Delaware                                23-2328680
    (State or other jurisdiction         (I.R.S. Employer Identification Number)
  of incorporation or organization)

   50 East Swedesford Road, Frazer, Pennsylvania         19355
     (Address of principal executive offices)          (Zip Code)

Registrants' telephone number, including area code (610) 296-6000

Indicate by check mark whether registrants (1) have filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrants were required to file such reports), and (2) have been subject of such filing requirements for the past 90 days. Yes [ ] No [X]

As of October 22, 1997, 12,503,326 shares of DecisionOne Holdings Corp. common stock were outstanding and one share of DecisionOne Corporation was outstanding.

DecisionOne Corporation meets the conditions set forth in General Instruction H(1) of form 10-Q and is therefore filing this form with the reduced disclosure format.

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                                       AND
                    DECISIONONE CORPORATION AND SUBSIDIARIES

                           FORM 10-Q NOVEMBER 14, 1997

                                    CONTENTS
                                    --------
                                                                        Page No.
                                                                        --------
PART I.      FINANCIAL INFORMATION

      Item 1. Condensed Consolidated Financial Statements of DecisionOne Holdings Corp:

                 Condensed Consolidated Balance Sheets -
                 September 30, 1997 and June 30, 1997
                 (unaudited)                                               2

                 Condensed Consolidated Statements of
                 Operations - Three Months Ended
                 September 30, 1997 and 1996 (unaudited)                   3

                 Condensed Consolidated Statements of
                 Cash Flows - Three Months Ended
                 September 30, 1997 and 1996 (unaudited)                   4

                 Notes to Condensed Consolidated Financial
                 Statements (unaudited)                                    5


                 Condensed Consolidated Financial Statements of DecisionOne Corporation:

                 Condensed Consolidated Balance Sheets -
                 September 30, 1997 and June 30, 1997
                 (unaudited)                                               9

                 Condensed Consolidated Statements of
                 Operations - Three Months Ended September 30,
                 1997 and 1996 (unaudited)                                10

                 Condensed Consolidated Statements of
                 Cash Flows - Three Months Ended September 30,
                 1997 and 1996 (unaudited)                                11

                 Notes to Condensed Consolidated
                 Financial Statements (unaudited)                         12

      Item 2.    Management's Discussion and Analysis
                 of Financial Condition and Results of
                 Operations                                               15


PART II.     OTHER INFORMATION                                            26

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                                  SEPTEMBER 30,     JUNE 30,
ASSETS                                                                                1997            1997
                                                                                  ------------     ---------
Current Assets:
  Cash and cash equivalents                                                         $  10,811      $  10,877
  Accounts receivable, net of allowances of $10,854 and $14,869                       140,034        127,462
  Consumable parts, net of allowances of $13,941 and $15,976                           27,944         29,052
  Other                                                                                17,547          9,778
                                                                                    ---------      ---------
     Total current assets                                                             196,336        177,169


Repairable Parts, Net of Accumulated Amortization of $156,288 and $156,468            207,875        205,366
Intangibles, Net of Accumulated Amortization of $49,049 and $42,632                   184,329        191,366
Property and Equipment, Net of Accumulated Depreciation
          of $42,249 and $36,305                                                       33,378         34,227
Other                                                                                  40,563         14,977
                                                                                    ---------      ---------

Total Assets                                                                        $ 662,481      $ 623,105
                                                                                    =========      =========

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

Current Liabilities:
  Current portion of long-term debt                                                 $   9,987      $   4,788
  Accounts payable and accrued expenses                                                97,194         96,516
  Deferred revenues                                                                    58,251         56,600
  Other                                                                                 8,774         11,513
                                                                                    ---------      ---------
     Total current liabilities                                                        174,206        169,417

Revolving Credit Loan and Long-term Debt                                              717,843        232,721

Other Liabilities                                                                       5,077          6,079

Shareholders' Equity (Deficiency):

  Preferred stock, no par value; authorized 5,000,000 shares;  none outstanding
  Common stock, $.01 par value, authorized 100,000,000 shares;
     issued and outstanding 12,499,978 and 27,817,832 shares                              125            278
  Additional paid-in capital                                                         (133,422)       258,331
  Accumulated deficit                                                                (100,059)       (42,432)
  Other                                                                                (1,289)        (1,289)
                                                                                    ---------      ---------

     Total Shareholders' Equity (Deficiency)                                         (234,645)       214,888
                                                                                    ---------      ---------

Total Liabilities and Shareholders' Equity (Deficiency)                             $ 662,481      $ 623,105
                                                                                    =========      =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                     (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                           THREE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                       -------------------------
                                                          1997           1996
                                                       ---------      ----------
Revenues                                               $ 202,264      $ 176,426

Cost of Revenues                                         157,445        134,565
                                                       ---------      ---------

Gross Profit                                              44,819         41,861

Operating Expenses:
  Selling, general and administrative expenses            26,922         24,269
  Merger expenses                                         69,046           --
  Amortization of intangibles                              6,521          4,919
                                                       ---------      ---------
     Total operating expenses                            102,489         29,188

                                                       ---------      ---------
Operating Income (Loss)                                  (57,670)        12,673

Interest expense, Net of Interest Income                  11,733          3,268
                                                       ---------      ---------

Income (Loss) Before Income Taxes                        (69,403)         9,405

Provision (Benefit) for Income Taxes                     (11,776)         3,950
                                                       ---------      ---------

Net Income (Loss)                                      $ (57,627)     $   5,455
                                                       =========      =========


Pro forma  Information:
     Pro forma Net Income                              $   1,237

     Pro forma Net Income Per Common Share             $    0.09

Pro forma Weighted Average Number of Common Shares
 and Equivalent Shares Outstanding                        14,200


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                            THREE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                         -----------------------
                                                                                            1997          1996
                                                                                         ---------      --------
Operating Activities:

    Net income (loss)                                                                    $ (57,627)     $  5,455

    Adjustments to reconcile net income (loss) to net cash provided by operating activities:
          Amortization of repairable parts                                                  18,425        14,195
          Amortization of intangibles                                                        6,521         4,919
          Depreciation                                                                       3,987         2,997
          Changes in assets and liabilities, net of effects of business acquisitions       (24,707)      (20,843)
                                                                                         ---------      --------

          Net cash provided by (used in) operating activities                              (53,401)        6,723

Investing Activities:

      Business acquistions                                                                    --          (1,566)
      Capital expenditures, net of retirements                                              (3,138)       (2,055)
      Repairable spare parts purchases, net                                                (20,526)      (17,035)
                                                                                         ---------      --------

          Net cash used in investing activities                                            (23,664)      (20,656)

Financing Activities:

      Proceeds from issuance of common stock                                               228,622            97
      Cash paid to redeem common stock                                                    (609,391)         --
      Cash paid to cancel common stock warrants                                            (12,158)         --
      Issuance of common stock warrants                                                      1,880          --
      Net proceeds from borrowings                                                         468,071        15,035
      Net principal payments under capital leases                                              (25)         (394)
                                                                                         ---------      --------

          Net cash provided by financing activities                                         76,999        14,738

    Effect of exchange rates on cash                                                          --               2
                                                                                         ---------      --------

Net change in cash and cash equivalents                                                        (66)          807

Cash and cash equivalents beginning of period                                               10,877         8,221
                                                                                         ---------      --------

Cash and cash equivalents end of period                                                  $  10,811      $  9,028
                                                                                         =========      ========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         (FOR THE THREE-MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996)
                                   (UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of DecisionOne Holdings Corp. and Subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for presentation of financial position, results of operations and cash flows required by generally accepted accounting principles. The June 30, 1997 balance sheet was derived from the Company's audited consolidated financial statements. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations and cash flows. The results of operations for the three-month periods ended September 30, 1997 and 1996 are not necessarily indicative of operating results to be expected for the full fiscal year. The financial statements should be read in conjunction with the audited historical consolidated financial statements of the Company and notes thereto filed with the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended.

Certain reclassifications have been made to the June 30, 1997 balances in order to conform with the September 30, 1997 presentation.

NOTE 2:  RECENT ACCOUNTING PRONOUNCEMENT

In February, 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, Earnings Per Share ("SFAS 128"). SFAS 128, which supersedes Accounting Principles Board Opinion No. 15, Earnings Per Share, requires a dual presentation of basic and diluted earnings per share as well as disclosures including a reconciliation of the computation of basic earnings per share to diluted earnings per share. Basic earnings per share excludes the dilutive impact of common stock equivalents and is computed by dividing net income by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) per share, which will approximate the Company's currently-reported pro forma net income per common share, includes the effect of potential dilution from the exercise of outstanding common stock equivalents into common stock, using the treasury stock method at the average market price of the Company's common stock for the period.

SFAS 128 is effective for interim and annual financial reporting periods ending after December 15, 1997, and early adoption is not permitted. When adopted by the Company, as required, for the fiscal quarter ending December 31, 1997, all prior quarters' pro forma net income (loss) per share information will be required to be restated on a comparable basis.

Assuming that SFAS 128 had been implemented, supplemental pro forma basic net income per share would have been $0.10 for the three month period ended September 30, 1997. Under SFAS 128, supplemental pro forma diluted earnings per share would not have differed from pro forma earnings per common share for the period presented in the accompanying unaudited condensed consolidated statements of operations.

NOTE 3: MERGER, RECAPITALIZATION AND PRO FORMA INFORMATION

On August 7, 1997, the Company consummated a merger with Quaker Holding Co. (Quaker), an affiliate of DLJ Merchant Banking Partners II, L.P.. The merger, which was recorded as a recapitalization for accounting purposes as of the consummation date, occurred pursuant to an agreement and Plan of Merger (the "Merger Agreement") between the Company and Quaker dated May 4, 1997.

In accordance with the terms of the Merger Agreement, which was formally approved by the Company's shareholders on August 7, 1997, Quaker merged with and into the Company, and the holders of approximately 94.7% of shares of Company common stock outstanding immediately prior to the merger received $23 in cash in exchange for each of there shares. Holders of approximately 5.3% of shares of Company common stock outstanding immediately prior to the merger retained such shares in the merged Company, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. Immediately following the merger, continuing shareholders owned approximately 11.9% of shares of outstanding Company common stock. The aggregate value of the merger transaction was approximately $940 million, including refinancing of the Company's revolving credit facility.

In connection with the merger, the Company raised $85 million through the public issuance of discount debentures, in addition to publicly issued subordinated notes for approximately $150 million. The Company also entered into a new syndicated credit facility providing for term loans of $470 million and revolving loans of up to $105 million. The proceeds of the discount notes, subordinated notes, the initial borrowings under the new credit facility and the purchase of approximately $225 million of Company common stock by Quaker have been used to finance the payments of cash to cash-electing shareholders, to pay the holders of stock options and stock warrants canceled or converted, as applicable, in connection with the merger, to repay the Company's existing revolving credit facility and to pay expenses incurred in connection with the merger.

As a result of the merger, the Company incurred various expenses, totaling $69 million on a pre-tax basis, in connection with consummating the merger. These costs consisted primarily of compensation costs, professional and advisory fees and other expenses. In addition to these expenses, the Company also incurred approximately $22.3 million of capitalized debt issuance costs associated with the merger financing. The capitalized debt issuance costs are amortized to expense over the terms of the related debt instruments.

The following summarized unaudited pro forma information as of June 30, 1997 and for the three month period ended September 30, 1997, assumes that the merger had occurred on July 1, 1997. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the financial condition or of the results of operations which actually would have resulted had the merger occurred as of July 1, 1997 or which may result in the future.

                                                             (IN THOUSANDS)
PRO FORMA BALANCE SHEET INFORMATION:                         JUNE 30, 1997
                                                             -------------
Total Assets .............................................     $ 652,085
Long Term Indebtedness (including current portion) .......       724,500
Other Liabilities ........................................       170,708
Shareholders (deficiency) ................................      (243,123)

                                                                       IN THOUSANDS EXCEPT PER
                                                                             SHARE AMOUNTS
                                                                          THREE MONTHS ENDED
                                                                             SEPTEMBER 30,
PRO FORMA INCOME STATEMENT INFORMATION:                                          1997
                                                                              ---------
Revenues ...........................................................          $ 202,264
Operating Income ...................................................             11,376
Loss from Continuing Operations before Income Tax Benefit ..........             (5,467)
Net Income .........................................................              1,237
Net income per Common Share ........................................          $    0.09
Weighted Average Common and Common Equivalent Shares outstanding ...             14,200

The pro forma net income for the three-month period ended September 30, 1997 reflects (1) a net increase in interest expense of approximately $5.1 million attributable to additional financing incurred in connection with the merger, net of the repayment of the Company's existing revolving credit facility, (2) the elimination of the non-recurring merger expenses of approximately $69 million and (3) the net tax expense related to these adjustments of approximately $5.1 million, calculated at an effective rate of approximately 123%, including the effects of valuation allowances against certain deferred tax assets (see Note
4).

Pro forma weighted average common and common equivalent shares outstanding includes 12,499,978 common stock shares outstanding immediately subsequent to the merger on August 7, 1997 and dilutive common stock warrants and stock options (convertible into 281,960 and 1,418,530 shares of common stock, respectively) issued in connection with or immediately subsequent to the merger.

NOTE 4:  INCOME TAXES

The Company expects that the Merger will result in significant additional tax loss carryforwards arising in fiscal 1998, due principally to $69.0 million of non-recurring expenses incurred in consummating the Merger (see Note 3). Net anticipated tax benefits and corresponding net deferred tax assets of approximately $11.3 million attributable to the Merger have been fully reflected in the three-month period ended September 30, 1997. For financial reporting purposes, the anticipated net deferred tax assets have been limited due primarily to the length of the period during which the anticipated tax benefits are expected to be realized.

The Company expects that its tax provision in future periods will reflect effective tax rates significantly greater than enacted statutory tax rates and the effective tax rate of 41.4% for fiscal 1997. Quarterly effective tax rates in excess of 100% are currently anticipated during fiscal 1998, principally as a result of unrecognized tax benefits on newly-arising net deferred tax assets, due primarily to the length of the period during which associated tax benefits are expected to be realized. Future effective tax rates may be subject to significant volatility as a result of differences between management's projections of future taxable income, newly-arising net deferred tax assets and reversals of net deferred tax assets and corresponding actual results.

                    DECISIONONE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                              SEPTEMBER 30,    JUNE 30,
ASSETS                                                                            1997           1997
                                                                              ------------     ---------
Current Assets:
  Cash and cash equivalents                                                     $   6,651      $  10,877
  Accounts receivable, net of allowances of $10,854 and $14,869                   139,534        127,462
  Consumable parts, net of allowances of $13,941 and $15,976                       27,944         29,052
  Other                                                                            17,973          9,778
                                                                                ---------      ---------
     Total current assets                                                         192,102        177,169


Repairable Parts, Net of Accumulated Amortization  of $156,288 and $156,468       207,875        205,366
Intangibles, Net of Accumulated Amortization of $49,049 and $42,632               184,329        191,366
Property and Equipment, Net of Accumulated Depreciation
          of $42,249 and $36,305                                                   33,378         34,227
Loan receivable from parent company                                                59,100           --
Other                                                                              46,908         14,977
                                                                                ---------      ---------

Total Assets                                                                    $ 723,692      $ 623,105
                                                                                =========      =========

LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIENCY)

Current Liabilities:
  Current portion of long-term debt                                             $   9,987      $   4,788
  Accounts payable and accrued expenses                                            93,673         96,516
  Deferred revenues                                                                58,251         56,600
  Other                                                                            12,723         11,513
                                                                                ---------      ---------
     Total current liabilities                                                    174,634        169,417

Revolving Credit Loan and Long-term Debt                                          632,543        232,721

Other Liabilities                                                                   5,077          6,079

Shareholder's Equity (Deficiency):

  Common stock, no par value; one share authorized, issued
     and outstanding in 1997 and 1996                                                --             --
  Additional paid-in capital                                                       12,276        258,609
  Accumulated deficit                                                             (99,549)       (42,432)
  Other                                                                            (1,289)        (1,289)
                                                                                ---------      ---------

     Total Shareholder's Equity (Deficiency)                                      (88,562)       214,888
                                                                                ---------      ---------

Total Liabilities and Shareholder's Equity (Deficiency)                         $ 723,692      $ 623,105
                                                                                =========      =========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                      THREE MONTHS ENDED
                                                         SEPTEMBER 30,
                                                   ------------------------
                                                     1997           1996
                                                   ---------      ---------
Revenues                                           $ 202,264      $ 176,426

Cost of Revenues                                     157,445        134,565
                                                   ---------      ---------

Gross Profit                                          44,819         41,861

Operating Expenses:
  Selling, general and administrative expenses        26,922         24,269
  Merger expenses                                     69,046           --
  Amortization of intangibles                          6,521          4,919
                                                   ---------      ---------
     Total operating expenses                        102,489         29,188

                                                   ---------      ---------
Operating Income (Loss)                              (57,670)        12,673

Interest expense, Net of Interest Income               9,909          3,268
                                                   ---------      ---------

Income (Loss) Before Income Taxes                    (67,579)         9,405

Provision (Benefit) for Income Taxes                 (10,462)         3,950
                                                   ---------      ---------

Net Income (Loss)                                  $ (57,117)     $   5,455
                                                   =========      =========


Pro forma  Information:
     Pro forma Net Loss                            $    (824)


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                          -----------------------
                                                                                            1997           1996
                                                                                          ---------      --------
Operating Activities:

     Net income (loss)                                                                    $ (57,117)     $  5,455

     Adjustments to reconcile net income (loss) to net cash provided by operating activities:
           Amortization of repairable parts                                                  18,425        14,195
           Amortization of intangibles                                                        6,521         4,919
           Depreciation                                                                       3,987         2,997
           Changes in assets and liabilities, net of effects of business acquisitions       (35,726)      (20,843)
                                                                                          ---------      --------

           Net cash provided by (used in) operating activities                              (63,910)        6,723

Investing Activities:

       Business acquistions                                                                    --          (1,566)
       Capital expenditures, net of retirements                                              (3,138)       (2,055)
       Repairable spare parts purchases, net                                                (20,526)      (17,035)
                                                                                          ---------      --------

           Net cash used in investing activities                                            (23,664)      (20,656)

Financing Activities:

       Capital contributions                                                                    302            97
       Payment of dividend to parent company                                               (244,000)         --
       Loan made to parent company                                                          (59,100)         --
       Net proceeds from borrowings                                                         385,962        15,035
       Net proceeds (payments) under capital lease obligations                                  184          (394)
                                                                                          ---------      --------

           Net cash provided by financing activities                                         83,348        14,738

     Effect of exchange rates on cash                                                          --               2
                                                                                          ---------      --------

Net change in cash and cash equivalents                                                      (4,226)          807

Cash and cash equivalents beginning of period                                                10,877         8,221
                                                                                          ---------      --------

Cash and cash equivalents end of period                                                   $   6,651      $  9,028
                                                                                          =========      ========


  The accompanying notes are an integral part of these condensed consolidated financial statements.

                    DECISIONONE CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL
                  STATEMENTS FOR THE THREE-MONTH PERIODS ENDED
                           SEPTEMBER 30, 1996 AND 1997
                                   (UNAUDITED)

NOTE 1:  BASIS OF PRESENTATION

         The accompanying unaudited condensed consolidated financial statements of DecisionOne Corporation (a wholly-owned subsidiary of DecisionOne Holdings Corp.; "Holdings") and Subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and, therefore, do not include all information and footnotes necessary for presentation of financial position, results of operations and cash flows required by generally accepted accounting principles. The June 30, 1997 balance sheet was derived from the Company's audited financial statements. The information furnished reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair summary of the financial position, results of operations and cash flows. The results of operations for the three month periods ended September 30, 1997 and 1996 are not necessarily indicative of the operating results to be expected for the full fiscal year. The financial statements should be reviewed in conjunction with the audited financial statements of the Company and roles thereto filed with the Company's Annual Report on form 10-K for the fiscal year ended June 30, 1997, as amended.

Certain reclassifications have been made to the June 30, 1997 balances in order to conform with the September 30, 1997 presentation.

NOTE 2.  MERGER, RECAPITALIZATION AND PRO FORMA INFORMATION

On August 7, 1997, the Company and Holdings consummated a merger with Quaker Holding Co. (Quaker), an affiliate of DLJ Merchant Banking Partners II L.P. The merger, which was recorded as a recapitalization for accounting purposes as of the consummation date, occurred pursuant to an agreement and Plan of Merger (the "Merger Agreement") between the Company, Holdings and Quaker dated May 4, 1997, as amended.

In accordance with the terms of the Merger Agreement, which was formally approved by Holdings' shareholders on August 7, 1997, Quaker merged with and into Holdings, and the holders of approximately 94.7% of shares of Holdings common stock outstanding immediately prior to the merger received $23 in cash in exchange for each of these shares. Holders of approximately 5.3% of shares of Holdings common stock outstanding immediately prior to the merger retained such shares in the merged company, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. Immediately following the merger, continuing shareholders owned approximately 11.9% of shares of outstanding Holdings common stock. The aggregate value of the merger transaction was approximately $940 million, including refinancing of DecisionOne Corporation's revolving credit facility.

In connection with the merger, Holdings raised $85 million through the public issuance of discount debentures, in addition to subordinated notes for approximately $150 million issued publicly by the Company. The Company also entered into a new syndicated credit facility providing for term loans of $470 million and revolving loans of up to $105 million. The proceeds of the discount notes, subordinated notes, the initial borrowings under the new credit facility along with a loan of approximately $59.1 million from the Company to Holdings and the purchase of approximately $225 million of Holdings common stock by Quaker have been used to finance the payments of cash to cash-electing shareholders, to pay the holders of stock options and stock warrants canceled or converted, as applicable, in connection with the merger to repay the DecisionOne Corporation's existing revolving credit facility and to pay expenses incurred in connection with the merger.

As a result of the merger, the Company and Holdings incurred various expenses, aggregating $69 million on a pre-tax basis, in connection with consummating the merger. These costs consisted primarily of compensation costs, professional and advisory fees and other expenses. In addition to these expenses, the Company and Holdings also incurred approximately $22.3 million of capitalized debt issuance costs (of which approximately $18.9 million were incurred by the Company) associated with the merger financing. The capitalized debt issuance costs are amortized to expense over the terms of the related debt instruments.

The following summarized unaudited pro forma information as of June 30, 1997 and for the three-month period ended September 30, 1997, assumes that the merger had occurred on July 1, 1997. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of the financial condition or of the results of operations which actually would have resulted had the merger occurred as of July 1, 1997 or which may result in the future.

                                                                 (IN THOUSANDS)
PRO FORMA BALANCE SHEET INFORMATION:                             JUNE 30, 1997
                                                                 -------------
Total Assets ..............................................       $ 707,785
Long Term Indebtedness (including current portion) ........         641,376
Other Liabilities .........................................         170,708
Shareholders (deficiency) ....................................     (104,299)

                                                                   (IN THOUSANDS)
                                                                 THREE MONTHS ENDED
                                                                    SEPTEMBER 30,
PRO FORMA INCOME STATEMENT INFORMATION:                                 1997
                                                                      ---------
Revenues ..................................................           $ 202,264
Operating Income ..........................................              11,376
Loss from Continuing Operations before Income
     Tax benefit ..........................................              (2,124)
Net Loss ..................................................           $    (824)

     The pro forma net loss for the three-month period ended September 30, 1997 reflects (1) a net increase in interest expense of approximately $3.6 million attributable to additional financing incurred in connection with the merger, net of the repayment of the Company's existing revolving credit facility, (2)
the elimination of the non-recurring merger expenses of approximately $69 million and (3) the net tax expense related to these adjustments of approximately $9.2 million, at an effective rate of approximately 61%, including the effect of valuation allowances against certain deferred tax assets (see Note 3).

NOTE 3: INCOME TAXES:

The Company expects that the Merger will result in significant additional tax loss carryforwards arising in fiscal 1998, due principally to $69.0 million of non-recurring expenses incurred in consummating the Merger (see Note 3). Net anticipated tax benefits and corresponding net deferred tax assets of approximately $11.3 million attributable to the Merger have been fully reflected in the three-month period ended September 30, 1997. For financial reporting purposes, the anticipated net deferred tax assets have been limited due primarily to the length of the period during which the anticipated tax benefits are expected to be realized.

The Company expects that its tax provision in future periods will reflect effective tax rates significantly greater than enacted statutory tax rates and the effective tax rate of 41.4% for fiscal 1997. Quarterly effective tax rates in excess of 50% are currently anticipated during fiscal 1998, principally as a result of unrecognized tax benefits on newly-arising net deferred tax assets, due primarily to the length of the period during which associated tax benefits are expected to be realized. Future effective tax rates may be subject to significant volatility as a result of differences between management's projections of future taxable income, newly-arising net deferred tax assets and reversals of net deferred tax assets and corresponding actual results.

ITEM 2.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS
                      THREE MONTHS ENDED SEPTEMBER 30, 1997


         The following discussion should be read in conjunction with the audited Consolidated Financial Statements of DecisionOne Holdings Corp. and Subsidiaries, the audited Consolidated Financial Statements of DecisionOne Corporation and Subsidiaries, and the respective Notes thereto, filed with these registrants' Annual Report on Form 10-K for the year ended June 30, 1997, as amended. Item 2 Is presented with respect to both registrants noted above. (As used within this Item 2, the term "Company" refers to DecisionOne Holdings Corp. and its wholly-owned subsidiaries, including DecisionOne Corporation, and the term "Holdings" refers to DecisionOne Holdings Corp.)

         The information herein contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. These factors include, but are not limited to, the competitive environment in the computer maintenance and technology support services industry in general and in the Company's specific market areas; changes in prevailing interest rates and the availability of and terms of financing to fund the anticipated growth of the Company's business; inflation; changes in costs of goods and services; economic conditions in general and in the Company's specific market areas; demographic changes; changes in or failure to comply with federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability to attract and retain qualified personnel; the significant indebtedness of the Company; labor disturbances; changes in the Company's acquisition and capital expenditure plans; and other factors referenced in "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1997, as amended. In addition, such forward looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks uncertainties and other factors. Accordingly, any forward looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma" or "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward looking statements contained herein to reflect future events or developments.


COMPANY HISTORY

         Founded in 1969, the Company began operations as a provider of key punch machines under the tradename "Decision Data." During the 1980s, its operations expanded to include the sale of midrange computer hardware and related maintenance services. During fiscal 1993, the Company decided to focus on providing computer maintenance and support services and sold its computer hardware products business.

         Since the beginning of fiscal 1993, the Company established a major presence in the computer maintenance and technology support services industry through the acquisition and integration of assets and contracts of over 36 complementary businesses. The most significant of these were IDEA Servcom, Inc. ("Servcom"), certain assets and liabilities of which were acquired in August 1994 for cash consideration of $29.5 million, and Bell Atlantic Business Systems Services ("BABSS") which was acquired in October 1995 for cash consideration of approximately $250.0 million. In addition, certain assets of the U.S. computer service business of Memorex Telex Corporation and certain of its affiliates (collectively, "Memorex Telex") were acquired in November 1996 for cash consideration of approximately $24.4 million, after certain purchase price adjustments. These acquisitions were accounted for as purchase transactions.

         At the time of its acquisition by the Company, BABSS was among the largest independent, multivendor service organizations servicing end-user organizations and OEMs. Prior to the acquisition of BABSS, the Company had higher gross margins than BABSS principally because approximately 30% of the Company's revenues in fiscal 1995 were attributable to higher margin contracts involving systems that can be serviced by a limited number of service providers ("proprietary systems"), whereas BABSS had limited revenues from proprietary systems.

         The Company's primary source of revenues is contracted services for multivendor computer maintenance and technology support services, including hardware support, end-user and software support, network support and other support services. Approximately 85% of the Company's revenues are derived from maintenance contracts covering a broad spectrum of computer hardware. These contracts typically have a stipulated monthly fee over a fixed initial term (typically one year) and continue thereafter unless canceled by either party. Such contracts generally provide that customers may eliminate certain equipment and services from the contract upon notice to the Company. In addition, the Company enters into per-incident arrangements with its customers. Per incident contracts can cover a range of bundled services for computer maintenance or support services or for a specific service, such as network support or equipment relocation services. Another form of per incident service revenues includes time and material billings for services as needed, principally maintenance and repair, provided by the Company.

         Furthermore, the Company derives additional revenues from the repair of hardware and components at the Company's logistics services and depot repair facilities. Pricing of the Company's services is based on various factors including equipment failure rates, cost of repairable parts and labor expenses. The Company customizes its contracts to the individual customer based generally on the nature of the customer's requirements, the term of the contract and the services that are provided.

         The Company experiences reductions in revenue when customers replace equipment being serviced with new equipment covered under a manufacturer's warranty, discontinue the use of equipment being serviced due to obsolescence, choose to use a competitor's services or move technical support services in-house. The Company must more than offset this revenue "reduction" to grow its revenues and seeks revenue growth from two principal sources: internally generated sales from its direct and indirect sales force and the acquisition of contracts and assets of other service providers. While the Company historically has been able to offset the erosion of contract - based revenue and maintain revenue growth through acquisitions and new contracts, notwithstanding the reduction in contract based revenue, there can be no assurance it will continue to do so in the future, and any failure to consummate acquisitions, enter into new contracts or add additional services and equipment to existing contracts could have a material adverse effect on the Company's profitability.

         Cost of revenues is comprised principally of personnel - related costs (including fringe benefits), consumable parts cost recognition, amortization and repair costs for repairable parts, and facilities costs and related expenses.

         The acquisition of contracts and assets has generally provided the Company with an opportunity to realize economies of scale because the Company generally does not increase its costs related to facilities, personnel and consumable and repairable parts in the same proportion as increases in acquired revenues.

MERGER AND RECAPITALIZATION

On August 7, 1997, the Company consummated a merger with Quaker Holding Co. ("Quaker"), an affiliate of DLJ Merchant Banking Partners II, L.P. (the "Merger"). The Merger, which has been recorded as a recapitalization as of the consummation date for accounting purposes, occurred pursuant to an Agreement and Plan of Merger between the Company and Quaker dated May 4, 1997, as amended (the "Merger Agreement"). The respective accompanying unaudited Consolidated Financial Statements of DecisionOne Holdings Corp. and DecisionOne Corporation and their respective subsidiaries as of and for the three months ended September 30, 1997, included herein, reflect transactions related to the consummation of the Merger.

         In accordance with the terms of the Merger Agreement, which was approved by the Company's shareholders on August 7, 1997, Quaker merged with and into the Company, and the holders of approximately 94.7% of shares of Holdings common stock outstanding immediately prior to the Merger received $23 in cash in exchange for these shares. Holders of approximately 5.3% of shares of Holdings common stock outstanding immediately prior to the Merger retained such shares in the merged Company, as determined based upon shareholder elections and stock proration factors specified in the Merger Agreement. The aggregate value of the Merger transaction was approximately $940 million, including refinancing of DecisionOne Corporation's revolving credit facility.

         The Company incurred various expenses, aggregating $69.0 million on a pretax basis, in connection with consummating the Merger transaction.
These costs consisted primarily of compensation costs, professional and advisory fees and other expenses. This one-time charge is reflected in the accompanying unaudited consolidated statements of operations of the Company and of DecisionOne Corporation for the three months ended September 30, 1997. In addition to these expenses, the Company also incurred $22.3 million of capitalized debt issuance costs associated with financing incurred in connection with the Merger (the "Merger Financing"). The capitalized debt issuance costs are amortized to expense over the terms of the related debt instruments (see "Liquidity and Capital Resources").

         As a result of the foregoing, including increased debt service requirements resulting from the Merger Financing, the Company has recorded a net loss of approximately $57.6 million for the three months ended September 30, 1997. Because this loss results primarily from the one - time charge incurred in connection with the merger, and this charge has been funded entirely through the proceeds of the Merger Financing, the Company does not expect this loss to materially impact its liquidity, ongoing operations or market position. For a discussion of the consequences of the incurrence of indebtedness in connection with the Merger Financing, see "Liquidity and Capital Resources."


RESULTS OF OPERATIONS

         The following discussion of consolidated results of operations is presented with respect to the Company and with respect to DecisionOne Corporation for the fiscal quarters ended September 30, 1997 and September 30, 1996. These results of operations include the acquisition of Memorex Telex from November 15, 1996.

         The following table sets forth, for the three month periods ended September 30, 1997 and 1996, respectively, certain consolidated operating data of the Company and of DecisionOne Corporation:

                                          DECISIONONE                  DECISIONONE
                                         HOLDINGS CORP.                CORPORATION
                                   ------------------------      ------------------------
                                         SEPTEMBER 30,                 SEPTEMBER 30,
                                   ------------------------      ------------------------
                                      1997          1996           1997           1996
                                   ---------      ---------      ---------      ---------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues                           $ 202,264      $ 176,426      $ 202,264      $ 176,426
Gross Profit                          44,819         41,861         44,819         41,861
Operating Income excluding
   Merger expenses                    11,376         12,673         11,376         12,673
Operating Income (Loss)              (57,670)        12,673        (57,670)        12,673
Net Income (Loss)                  $ (57,627)     $   5,455      $ (57,117)     $   5,455
                                   =========      =========      =========      =========

OTHER DATA:
EBITDA (1)                         $  40,309      $  34,784      $  40,309      $  34,784
  Less:  Amortization of
     repairable parts                (18,425)       (14,195)       (18,425)       (14,195)
                                   ---------      ---------      ---------      ---------
Adjusted EBITDA (1)                   21,884         20,589         21,884         20,589

Net cash provided (used) by
   operating activities              (53,401)         6,723        (63,910)         6,723
Net cash used in investing
   activities                        (23,664)       (20,656)       (23,664)       (20,656)
Net cash provided by financing
   activities                         76,999         14,738         83,348         14,738

(1) "EBITDA" represents income (loss) from continuing operations before interest expense, interest income, income taxes, depreciation, amortization of intangibles, amortization of repairable parts, amortization of discounts and capitalized expenditures related to indebtedness, and non-recurring charges for Merger expenses. "Adjusted EBITDA" represents EBITDA reduced by the amortization of repairable parts. Adjusted EBITDA is presented because it is relevant to certain covenants contained in debt agreements entered into by the Company in connection with the Merger, and because the Company believes that Adjusted EBITDA is a more consistent indicator of the Company's ability to meet its debt service, capital expenditure and working capital requirements than EBITDA.


Overview

         The Company reported gross profit of $44.8 million and $41.9 million for the three months ended September 30, 1997 and 1996, respectively. Excluding pre-tax charges for Merger expenses during the three months ended September 30, 1997, operating income was $11.4 million and $12.7 million for the three months ended September 30, 1997 and 1996, respectively. Adjusted EBITDA was
$21.9
million and $20.6 million for the three months ended September 30, 1997 and 1996, respectively.


First Quarter of Fiscal 1998 Compared to First Quarter of Fiscal 1997

         Revenues: Revenues increased by $25.9 million, or 14.7%, to $202.3 million for the three months ended September 30, 1997 from $176.4 million for the three months ended September 30, 1996. This increase is attributable primarily to the acquisition of the service contracts of several complementary businesses, principally those of Memorex Telex on November 15, 1996.

         Revenues for the quarter ended September 30, 1997 reflected a decline of $10.9 million in comparison to the previous quarter, due primarily to a decline in per-incident and other revenues. Per-incident and other revenues are subject to periodic fluctuation, depending upon customer demand for the types and levels of such services.

         Gross Profit: Gross profit increased by $2.9 million, or 7.0%, from $41.9 million for the three months ended September 30, 1996 to $44.8 million for the three months ended September 30, 1997. This increase is also due primarily to the acquisition of the service contracts of several complementary businesses, principally those of Memorex Telex.

         Gross profit as a percentage of revenues decreased from 23.7% for the three months ended September 30, 1996 to 22.2% for the three months ended September 30, 1997. This reduction is principally attributable to the aforementioned decline in per-incident and other revenues during the quarter ended September 30, 1997 versus the previous quarter without a proportionate reduction in related cost of revenues. While the Company generally can reduce its cost structure in response to declines in these revenues, these cost structure reductions typically trail the revenue declines.

         Selling, General and Administrative Expenses: Selling, general and administrative expenses increased by $2.6 million, or 10.7%, to $26.9 million for the three months ended September 30, 1997 from $24.3 million for the three months ended September 30, 1996. This increase is primarily attributable to the acquisition of the service contracts of several complementary businesses, principally Memorex Telex, as noted above. Also, during the quarter ended September 30, 1997, the Company incurred approximately $1.0 million of incremental expenditures for information systems and related re-engineering initiatives. See "Liquidity and Capital Resources" for additional information with respect to these expenditures.

         Merger Expenses: In connection with the Merger, which was consummated on August 7, 1997, the Company incurred a one-time pre-tax charge of $69.0 million, comprised of expenses directly related to the Merger transaction. See "Merger and Recapitalization" for additional information with respect to these Merger expenses.


         Amortization of Intangibles: Amortization of intangible assets increased by $1.6 million, or 32.7%, from $4.9 million for the three months ended September 30, 1996 to $6.5 million for the three months ended September 30, 1997. This increase was attributable principally to the amortization of intangibles resulting from the Memorex Telex acquisition in November, 1996.

         Interest Expense: The Company's interest expense, net of interest income, increased to $11.7 million for the three months ended September 30, 1997 from $3.3 million for the three months ended September 30, 1996, an increase of 254.5%. As more fully described in Note 3 to the Company's unaudited Condensed Consolidated Financial Statements for the three months ended September 30, 1997, this increase is due to the Company's significantly-increased average borrowings as a result of the Merger, which was consummated on August 7, 1997. These increased average borrowings of approximately $527.8 million for the three months ended September 30, 1997, as compared to approximately $198.5 million for the three months ended September 30, 1996, coupled with higher average debt interest rates ( 9.0% and 6.4% for the respective periods), resulted in the significant increase in net interest expense during the first quarter of fiscal 1998.

         Consolidated interest expense, net of interest income, for DecisionOne Corporation increased to $9.9 million for the three months ended September 30, 1997 from $3.3 million for the three months ended September 30, 1996, an increase of 200.0%. This increase was similarly attributable to significantly-increased average borrowings as a result of the Merger, as described above. The increase in consolidated net interest expense for DecisionOne Corporation during the three months ended September 30, 1997 was lower than the aforementioned increase for the Company, primarily due to interest incurred with respect to approximately $85.0 million of 11-1/2% Senior Discount Debentures issued by Holdings in connection with the Merger (see "Liquidity and Capital Resources").

         Income Taxes: The Company expects that the Merger will result in significant additional tax loss carryforwards arising in fiscal 1998, due principally to $69.0 million of non-recurring expenses incurred in consummating the Merger (see Note 3 to the Company's accompanying unaudited condensed consolidated financial statements). Net anticipated tax benefits and corresponding net deferred tax assets of approximately $11.3 million attributable to the Merger have been fully reflected in the three-month period ended September 30, 1997. For financial reporting purposes, the anticipated net deferred tax assets have been limited due primarily to the length of the period during which the anticipated tax benefits are expected to be realized.

         The Company expects that its tax provision in future periods will reflect effective tax rates significantly greater than enacted statutory tax rates and the effective tax rate of 41.4% for fiscal 1997. Quarterly effective tax rates in excess of 100% (in excess of 50% for DecisionOne Corporation and Subsidiaries) are currently anticipated during fiscal 1998, principally as a result of unrecognized tax benefits on newly-arising net deferred tax assets, due primarily to the length of the period during which associated tax benefits are expected to be realized. Future effective tax rates may be subject to significant volatility as a result of differences between management's projections of future taxable income, newly-arising net deferred tax assets and reversals of net deferred tax assets and corresponding actual results.

LIMITATION ON USE OF NET OPERATING LOSS CARRYFORWARDS AND OTHER TAX CREDITS

         As of June 30, 1997, the Company had tax loss carryforwards of approximately $12.9 million and $8.7 million for Federal and state income tax purposes, respectively, which are scheduled to expire between 1998 and 2008. The Company also had minimum tax credits of approximately $1.5 million as of June 30, 1997, with no applicable expiration period. These carryforwards and credits may be utilized, as applicable, to reduce future taxable income. The Company's initial public offering in April, 1996 resulted in an "ownership change" pursuant to Section 382 of the Code, which in turn resulted in the usage, for U.S. federal income tax purposes, of these carryforwards and credits during any future period being limited to approximately $20 million per annum.

         In addition, the Company's Merger in August, 1997 represents another "ownership change" under Section 382 of the Code, and the Company, therefore, estimates that, for U.S. federal income tax purposes, the limitation on its use of the pre-existing carryforwards as well as certain carryforwards arising during fiscal 1998 will be reduced to approximately $9.0 million per annum for any post-Merger period. The Company anticipates that expenses incurred in connection with the Merger during the three months ended September 30, 1997, partially offset by anticipated taxable income from continuing operations during fiscal 1998 (excluding Merger expenses) will result in additional tax loss carryforwards arising in fiscal 1998. The Company expects that a significant portion of the tax loss carryforward arising in fiscal 1998 will not be subject to future limitation pursuant to Section 382.

          For financial reporting purposes, the anticipated tax benefit associated with these carryforwards is limited due primarily to the length of the period during which the anticipated tax benefit is expected to be realized. See Note 4 to the Company's unaudited Condensed Consolidated Financial Statements for the three months ended September 30, 1997.


LIQUIDITY AND CAPITAL RESOURCES

Financing and Leverage

         Current (Post-Merger) : The Company's principal sources of liquidity are cash flow from operations and borrowings under its new $105 million revolving credit facility, which was entered into in connection with the Merger. The Company's principal uses of cash are debt service requirements, capital expenditures, purchases of repairable parts, acquisitions, and working capital. The Company expects that ongoing requirements for debt service, capital expenditures, repairable parts and working capital will be funded from operating cash flow and borrowing under the new revolving credit facility. To finance future acquisitions, the Company may require additional funding which may be provided in the form of additional debt, equity financing or a combination thereof.

         The Company incurred substantial indebtedness in connection with the Merger. As of September 30, 1997, the Company had outstanding approximately $727.8 million of long-term indebtedness, as compared to approximately $237.5 million as of June 30, 1997. (See

Note 2 to the Company's unaudited Condensed Consolidated Financial Statements for the three months ended September 30, 1997). The Company's significant debt service obligations could, under certain circumstances, have material consequences to security holders of the Company. See "Risk Factors", included in the Company's Annual Report on Form 10-K for the year ended June 30, 1997, as amended.

         In connection with the merger, Holdings raised $85 million of 11-1/2% Senior Discount Debentures due 2008 (the "11-1/2% Notes"), and DecisionOne Corporation issued $150 million of 9-3/4% Senior Subordinated Notes due 2007 (the "9-3/4% Notes"). DecisionOne Corporation also entered into a new syndicated credit facility providing for term loans of $470 million and revolving loans of up to $105 million. The proceeds of the 11-1/2% Notes (which were issued with attached warrants), the 9-3/4% Notes, the initial borrowings under the new credit facility and the purchase of approximately $225 million of Holdings common stock by Quaker have been used to finance the payments of cash to cash-electing shareholders, to pay the holders of stock options and stock warrants canceled or converted, as applicable, in connection with the Merger, to repay DecisionOne Corporation's existing revolving credit facility and to pay expenses incurred in connection with the Merger. See Note 3 to the Company's unaudited Condensed Consolidated Financial Statements for the three months ended September 30, 1997 for additional information.

         The Company has budgeted approximately $10 million in incremental expenditures for information systems and related re-engineering initiatives to be incurred in fiscal 1998. The initiatives to be funded include the following:
(i) enhancements to the Company's service entitlement process which will further ensure that customers are billed for all work performed; (ii) improvements to the Company's dispatch system and field engineer data collection and technical support tools which are designed to increase productivity; (iii) enhancements to the Company's help desk and central dispatch systems to provide an integrated support solution to the customer base, and (iv) improvements to the Company's field inventory tracking system which will facilitate increased transfer of inventory among field locations and reduce purchases of repairable parts. There can be no assurance that these amounts will be so expended by the Company, nor when these amounts will be so expended. The Company incurred approximately
$1.3 million of these incremental expenditures during the three months ended September 30, 1997.

         The Company anticipates that its operating cash flow, together with borrowings under the new credit facility, will be sufficient to meet its anticipated future operating expenses, capital expenditures and to service its debt requirements as they become due. However, the Company's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond its control.


         Historical: Until its initial public offering in April 1996, the Company's principal sources of capital had been borrowings from banks (primarily to finance acquisitions), private placements of equity and debt securities with principal stockholders and cash flow generated by operations. In April 1996, the Company (i) completed an initial public offering, which raised approximately $106 million and (ii) refinanced its bank debt, each of which is more fully discussed below.

         The Company has historically relied on banks as the primary source of funds required for larger acquisitions, such as the August 1994 acquisition of certain assets and liabilities of Servcom and the October 1995 acquisition of BABSS. Since July 1993, the Company's smaller acquisitions have been funded primarily through a combination of seller financing, cash and the assumption of liabilities under acquired prepaid service contracts.

         In April 1996, the Company completed an initial public offering (the "Offering"), raising $106 million through the issuance of 6.3 million shares of common stock. Subsequent to the Offering, the Company converted its then-existing term loan as well as its $30 million revolving credit facility into a $225 million variable rate, unsecured revolving credit facility (the "Facility"). During November 1996, in connection with the acquisition of certain assets of the U.S. computer service business of Memorex Telex, the Company's lender approved a $75 million increase to the Facility, raising the total loan commitment to $300 million.

         The commitments under the Facility were scheduled to terminate on April 26, 2001. The interest rate applicable to the Facility varied, at the Company's option, based upon LIBOR (plus an applicable margin not to exceed 1%) or the prime rate. As of June 30, 1997, the interest rate applicable to loans under the Facility was LIBOR plus .75%, or an effective rate of approximately 6.5%, and available borrowings under the Facility were $65.7 million.

         The borrower under the Facility was DecisionOne Corporation. The obligations of DecisionOne Corporation thereunder were guaranteed by the Company and certain subsidiaries, except for its Canadian subsidiary. In connection with the Merger in August, 1997, all indebtedness outstanding under the Facility was repaid.


Financial Condition:

         Cash flow from operating activities, exclusive of non-recurring Merger expenses, for the three months ended September 30, 1997 was approximately $15.6 million, as compared to $6.7 million for the three months ended September 30, 1996. These funds, together with borrowings under the Company's new credit facility, provided the required capital to fund repairable part purchases and capital expenditures of approximately $23.7 million during the three months ended September 30, 1997.

         The Company maintains a significant inventory of consumable and repairable parts. Consumable parts are expensed as they are used in the operations of the business. Repairable parts are recorded at cost at the time of their acquisition and are generally amortized over three to five years. The Company maintains a high level of parts due to the wide range of products serviced, ranging from mainframe to personal computers. At September 30, 1997, the Company had no material commitments for purchases of spare parts or for other capital expenditures.

         The Company provides for obsolescence when accounting for consumable parts and reviews obsolescence as it applies to its repairable parts. The Company believes it has provided adequate reserves for obsolescence for consumable parts. The Company believes that accumulated amortization on repairable parts renders the need for an obsolescence reserve with respect to repairable parts unnecessary.

         The Company, or certain businesses as to which it is alleged that the Company is a successor, have been identified as potentially responsible parties in respect of four waste disposal sites that have been identified by the U.S. Environmental Protection Agency as Superfund sites. In addition, the Company received a notice several years ago that it may be a potentially responsible party in respect of a fifth site, but has not received any other communication in respect of that site. The Company has estimated that its share of the costs of the cleanup of one of the sites will be approximately $500,000, which has been provided for in liabilities related to the discontinued products division in the Company's financial statements. Complete information as to the scope of required cleanup at these sites is not yet available and, therefore, management's evaluation may be affected as further information becomes available. However, in light of information currently available to management, including information regarding assessments of the sites to date and the nature of involvement of the Company's predecessor at the sites, it is management's opinion that the Company's potential additional liability, if any, for the cost of cleanup of these sites will not be material to the consolidated financial position, results of operations or liquidity of the Company.

                   DECISIONONE HOLDINGS CORP. AND SUBSIDIARIES
                   DECISIONONE CORPORATION AND SUBSIDIARIES
                           PART II - OTHER INFORMATION

       Item 1.       Legal Proceedings
                          Not applicable

       Item 2.       Changes in Securities
                          Not applicable

       Item 3.       Defaults Upon Senior Securities
                          Not applicable

       Item 4.       Submission of Matters to a Vote of Security Holders
                          On August 7, 1997 a special meeting of shareholders of DecisionOne Holdings Corp. was held to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger, dated as of May 4, 1997, as amended, among DecisionOne Holdings Corp. and Subsidiaries and Quaker Holding Co., an affiliate of DLJ Merchant Banking Partners II, L.P. 21,204,312 shares were voted in favor of approving the Agreement, 561,304 shares voted against approval and 1,700 shares abstained.

       Item 5.       Other Information

                          Not applicable

       Item 6.       Exhibits and Reports on  Form 8-K

                     (A)  EXHIBITS:
                     Number                         Description of Documents
                        10.1                         Employment Agreement,
                                                     dated as of August 7, 1997
                                                     between DecisionOne
                                                     Holdings Corp.,
                                                     DecisionOne Corporation
                                                     and Kenneth Draeger

                        10.2                         Employment Agreement,
                                                     dated as of August 7, 1997
                                                     among DecisionOne Holdings
                                                     Corp., DecisionOne
                                                     Corporation and Stephen J.
                                                     Felice

                        27                           Financial data schedules

                     (B)  REPORTS ON FORM 8-K:
                           None.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

                                     DecisionOne Holdings Corp.


                                     /s/ Thomas J. Fitzpatrick
                                     -------------------------------------
                                     Thomas J. Fitzpatrick
                                     Duly Authorized and Chief Financial Officer

DATE:   November 14, 1997

                                     DecisionOne Corporation


                                      /s/ Thomas J. Fitzpatrick
                                     -------------------------------------
                                     Thomas J. Fitzpatrick
                                     Duly Authorized and Chief Financial Officer

DATE:   November 14, 1997

                                                                  EXECUTION COPY


                              EMPLOYMENT AGREEMENT

                 EMPLOYMENT AGREEMENT dated as of August 7, 1997 among DecisionOne Holdings Corp., a Delaware corporation ("HOLDINGS"), DecisionOne Corporation, a Delaware corporation (the "COMPANY"), and Stephen J. Felice ("EXECUTIVE").

                 WHEREAS, each of Holdings and the Company desires to employ Executive as President and Chief Operating Officer;

                 WHEREAS, Holdings, the Company and Executive desire to enter into an agreement (the "AGREEMENT") embodying the terms of such employment;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

                 1. Employment Term. Executive's employment by the Company and Holdings shall be for a period which shall commence on the date hereof and shall terminate on the second anniversary of the date hereof (the "INITIAL TERM"); provided that the employment term shall be automatically extended upon the terms hereof for successive one year periods unless not later than six months prior to the date of automatic extension, Holdings, the Company or
Executive shall have given notice to the contrary.   The period commencing as
of the date hereof and ending on the scheduled expiration (the "EXPIRATION DATE") pursuant to the foregoing provisions of Executive's employment hereunder is referred to as the "EMPLOYMENT TERM". Notwithstanding the foregoing, the Employment Term shall terminate in any and all events upon the termination of Executive's employment hereunder.

                 2. Positions. During the Employment Term, Executive shall serve as President and Chief Operating Officer of the Company and Holdings. Executive shall report directly to the Chief Executive Officer of Holdings and shall have such duties and authority commensurate with such position as shall be determined from time to time by the Board of Directors of Holdings (the
"BOARD") and the Chief Executive Officer.   Executive shall devote
substantially all of his business time and best efforts to the performance of his duties hereunder and shall not engage in any other business, profession or occupation for compensation or otherwise. Notwithstanding the foregoing, Executive may serve on boards of directors (with the prior approval of the Chief Executive Officer of the Company), participate in civic associations, charities and similar activities so long as such activities do not materially detract from his ability to carry out his duties hereunder.

                 3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the "BASE SALARY") at the annual rate of $250,000, payable in arrears, in accordance with the usual payment practices of the Company. Executive's Base Salary shall be subject to periodic review by the Compensation Committee of Holdings, not less frequently than annually, and shall be adjusted on or before each anniversary date of this Agreement in order to place Executive in at least the 40th percentile for base cash compensation received by the highest paid executives in Holdings' industry. Holdings' industry peer group and the classification of compensation for purposes of computing such comparison and establishing such increases in Base Salary shall be as specified on Exhibit A attached to this Agreement (as such data shall be updated from time to time, the "PEER GROUP COMPARISON"). Any such adjusted rate will thereafter be the Base Salary for all purposes of this Agreement. In no event shall Executive's Base Salary in any year be adjusted below the Base Salary for the prior year.

                 4. Annual Cash Bonus. The Company shall pay Executive, for each fiscal year of his employment, beginning with the fiscal year ending in 1998, a cash bonus (the "BONUS") in an amount established by the Board based upon the achievement of certain levels of performance. If for any fiscal year the target levels are achieved, then Executive's cash bonus for such fiscal year shall be in an amount which would place Executive in at least the 75th percentile for total cash compensation (less base compensation) received by the highest paid executives indicated by the Peer Group Comparison. In no event shall Executive's target Bonus for any fiscal year be less than 100% of Base Salary. The timing of the payment of the Bonus shall be in accordance with the Company's normal procedures.

                 5. To the extent a Change of Control (as defined in the Investors' Agreement dated as of August 7, 1997, among the Company, DLJ Merchant Banking II, L.P. ("DLJMBII"), DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJ Millenium Partners, L.P., DLJ Millenium Partners-A, L.P., DLJMB Funding II, Inc., UK Investment Plan 1997 Partners, DLJ EAB Partners, L.P., DLJ First ESC, LLC, and certain other shareholders listed on the signature pages thereto) event occurs on or before Executive's employment terminates or at any time thereafter if prior to the termination of Executive's employment, the Company, Holdings, DLJMBII, any affiliates of DLJMBII, or any authorized representative of such parties engages in substantive discussions concerning the possible change of control and DLJMBII generates an internal rate of return on its original investment in excess of 40% per annum, Executive will be paid a special bonus (the "SPECIAL BONUS") by Holdings. The Special Bonus will be paid in cash within 10 days of the Special Bonus event occurring. If the internal rate of return is in excess of 40%, the Special Bonus shall be $2.5 million. For each 1% increase above 40%, Executive shall receive an additional $250,000 but in no event shall the Special

Bonus exceed $7.5 million. The Special Bonus, together with any special bonus awarded to Mr. Draeger, shall be taken into account in calculating internal rate of return.

                 6. Employee Benefits. (a) During the Employment Term, Executive shall be entitled to participate on a basis no less favorable than other senior executives of the Company and Holdings in all retirement, welfare benefit, incentive compensation, perquisite and other plans and arrangements of the Company applicable to senior executives of the Company and Holdings, as in effect from time to time.

                 (b) Executive shall be entitled to participate in the Management Stock Incentive Plan of Holdings (the "MSIP").

                 (c) Executive shall have the use of a Company automobile and shall be reimbursed for (i) the reasonable costs of one country club membership, (ii) the establishment and use of telephone lines in Pennsylvania and Executive's automobile, (iii) an annual physical examination for Executive and his spouse and (iv) first class air travel.

                 (d) Executive shall be entitled to five weeks of vacation for each 12 month period that Executive is employed hereunder.

                 (e) Executive shall be entitled to reimbursement for reasonable tax planning and estate planning services.

                 7. Business Expenses. During the Employment Term, the Company shall reimburse such of Executive's travel, entertainment and other business expenses as are reasonably and necessarily incurred by Executive during the Employment Term in the performance of his duties hereunder, in accordance with the Company's policies as in effect from time to time.

                 8. Termination. Upon a termination of the Employment Term prior to its scheduled expiration, Executive shall be entitled to the payments described in this Section 8.

                 (a) For Cause by the Company; by Executive without Good Reason. The Employment Term may be terminated prior to the Expiration Date by the Company and Holdings for Cause or by Executive without Good Reason (each as defined below).

                 If the Employment Term is terminated by the Company or Holdings for Cause or by Executive without Good Reason, Executive shall be entitled to receive his Base Salary through the date of termination, any Bonus that has been earned in accordance with Section 4 for a prior fiscal year but not yet paid and any unreimbursed business expenses, payable promptly following the later of the date of such termination and the date on which the appropriate documentation is provided.

                 All other benefits following termination of the Employment Term pursuant to this Section 8(a) shall be determined in accordance with the plans, policies and practices of the Company.

                 (b) Death or Disability (as defined below). The Employment Term shall terminate prior to the Expiration Date upon Executive's death or Disability. If the Employment Term is terminated prior to the Expiration Date by reason of death or Disability, Executive or Executive's estate, as applicable, shall receive (i) the amounts described under Section 8(a), (ii) continued payment of Base Salary through the first anniversary of the date of death or the first anniversary of the date of termination based upon Disability, (iii) continued participation by Executive's family in all health, medical and dental plans of the Company, or comparable coverage, for such one year period and (iv) the Bonus that would have been payable to Executive for the year of termination pursuant to paragraph 4 hereof (if the target is met) pro-rated to the date of termination and payable upon termination. Such amounts shall be in addition to any proceeds otherwise payable to Executive or his estate, as the case may be, on account of any life or disability insurance policy provided as a benefit to Executive hereunder.

         All other benefits following termination of the Employment Term pursuant to this Section 8(b) shall be determined in accordance with the plans, policies and practices of the Company.

                 (c) By the Company without Cause; by Executive with Good Reason; Election by the Company not to Renew. The Employment Term may be terminated prior to the Expiration Date by the Company or Holdings without Cause or by Executive with Good Reason.

                 If the Employment Term is terminated prior to the Expiration Date by the Company or Holdings without Cause or by Executive with Good Reason or the Company elects (other than for Cause) not to extend the Employment Term for an additional one year period in accordance with Section 1, subject to Executive's continued compliance with the covenants (other than an inadvertent breach) set forth in Section 9, Executive shall receive (i) the amounts described under Section 8(a), (ii) continued payment of Executive's Base Salary for an eighteen (fifteen in the case of a termination for Good Reason) month period at the rate in effect for the year of termination, payable in eighteen (fifteen in the case of a termination for Good Reason) monthly installments,
(iii) continued participation by Executive's family in all health, medical and dental plans of the Company, or comparable coverage, for such eighteen (or fifteen) month period or, if earlier, until Executive is covered by comparable programs of a subsequent employer and (iv) payment in an amount equal to 1 1/2 (1 1/4 in the case of a termination for Good Reason) times the Bonus Executive would have received (assuming for this purpose that the target was met) had Executive remained employed hereunder for the entire year, payable in eighteen (fifteen in the case of a termination for Good Reason) monthly installments; provided that if Executive obtains employment prior to the payment of all such monthly installments of Base Salary and Bonus, Executive shall only receive one-half of the amount of each remaining installment.

         All other benefits following termination of the Employment Term pursuant to this Section 8(c) shall be determined in accordance with the plans, policies and practices of the Company.

                 (d) Definitions. For purposes of this Section 8, the following terms shall have the following meanings:

                 (i) "CAUSE" shall mean:

                 (A) Executive's willful and continued failure substantially to perform his duties under the Agreement (other than as a result of total or partial incapacity due to physical or mental illness);

                 (B) the conviction of Executive or the plea of guilty by Executive for a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company or Holdings conducts business;

                 (C) Executive's repeatedly being under the influence of illegal drugs or alcohol while performing his duties hereunder; or

                 (D) Executive's breach (other than an inadvertent breach) of the provisions of Section 9;

provided that, in the case of any action or omission described in clause (A) or
(D) above (a "DEFICIENCY"), the Company must first provide Executive 30 days written notice of the Deficiency and the opportunity to cure such Deficiency. For purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's or Holdings' best interests.

                 (ii) "GOOD REASON" shall mean the happening of any of the following events followed within six months by a Notice of Termination by
Executive:

                 (A) Mr. Kenneth Draeger is replaced as Chief Executive Officer of the Company and Executive is not promoted to such position;

                 (B) there is an adverse change to Executive's title or a material adverse change in Executive's responsibilities or duties; or

                 (C) the Company's current principal place of business in Pennsylvania is relocated more than 35 miles from its current site;

provided that, in the case of clause (B), Executive must first provide the Company 30 days written notice of the change and the opportunity to cure.

                 (iii) "DISABILITY" shall mean Executive's inability, as a result of physical or mental illness, to perform the duties of the position(s) specified in Section 2 for a period of three consecutive months or for periods aggregating more than six months during any 24 month period. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician selected by the Company and reasonably acceptable to Executive. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

                 (e) Notice of Termination. Any purported termination of the Employment Term prior to its scheduled expiration by the Company or Holdings or by Executive shall be communicated by written notice of termination to the other party hereto. For purposes of this Agreement, a "NOTICE OF TERMINATION" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated.

                 9. Non-Competition/Confidential Information. (a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company, Holdings and their affiliates and accordingly agrees that during the Employment Term and through the first anniversary of the date of termination of employment, Executive will not directly or indirectly accept an engagement with any person or entity, a substantial business of which is multivendor computer maintenance business or any other line of business of the Company or Holdings or any of their affiliates accounting for 10% or more of the Company's or Holding's gross revenues (each a "COMPETITIVE BUSINESS") (including without limitation by performing or soliciting the performance of services for any person who is a customer or client of the Company or any of its affiliates), whether such engagement is as an officer, director, proprietor, employee, partner, investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent, sales representative or other participant, in any geographic area in which Holdings, the Company or any of their affiliates conducted any such competing line of business. Notwithstanding the foregoing, Executive may accept an engagement with a division of a business so long as a substantial business of such division is not a Competitive Business.

                 (b) During the Employment Term and through the second anniversary of the date of termination of employment, Executive will not induce, or cause any person or entity to induce, any employee of Holdings, the Company or any of their affiliates to engage in any activity in which Executive is prohibited to engage by paragraph (a) above or to terminate his employment with Holdings, the Company or any of their affiliates, and will not employ or offer employment, or cause any person or entity to employ or offer employment, to any person who was employed by Holdings, the Company or any of their affiliates unless such person shall have ceased to be employed by Holdings, the Company or any of their affiliates for a period of at least 12 months.

                 (c) Executive will not at any time (whether during or after his employment with Holdings and the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Holdings, the Company and any of their affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Holdings or the Company generally, or of any of their affiliates, provided that the foregoing shall not apply to information which is not unique to Holdings or the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with Holdings and the Company for any reason, he will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Holdings, the Company and their affiliates, except that he may retain personal notes, notebooks and diaries. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdings, the Company or their affiliates.

                 10.  Specific Performance and Other Remedies.   Executive
acknowledges and agrees that Holdings and the Company have no adequate remedy at law for a breach or threatened breach of any of the provisions of Section 9 and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Holdings and/or the Company, without posting any bond and without notice to the Executive, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Nothing in this Agreement shall be construed as prohibiting Holdings or the Company from pursuing any other remedies at law or in equity that it may have or any other rights that they may have under any other agreement.

                 11.  Miscellaneous.

                 (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws.

                 (b) Entire Agreement/Amendments. This Agreement, any purchase agreement to be entered into on the date hereof regarding the purchase of shares of the Company, the MSIP to be adopted by Holdings and any award agreements entered into under the MSIP, and the provisions of any employee plan or arrangement maintained from time to time by the Company or Holdings in which Executive participates contain the entire understanding of the parties with respect to the employment of Executive by Holdings and the Company and supersede any prior agreements between the Company, Holdings (and their predecessors) and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. No provision in this Agreement may be amended unless such amendment is agreed to in writing.

                 (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or Holdings or the Company, as the case may be.

                 (d) Severability. It is expressly understood and agreed that although Executive, Holdings and the Company consider the restrictions contained in Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory restriction in Section 9 or any other restriction contained in Section 9 is an unenforceable restriction against Executive, such provision shall not be rendered void but shall be deemed amended to apply to such maximum time and territory, if applicable, or otherwise to such maximum extent as such court may
judicially determine or indicate to be enforceable.   Alternatively, if any
court of competent jurisdiction finds that any restriction contained in Section 9 is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. In the event that any one or more of the other provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                 (e) Assignment. This Agreement shall not be assignable by any party without the consent of the other parties.

                 (f) Mitigation. Except as set forth in Section 8(c), Executive shall not be required to mitigate the amount of any payment or benefit to be provided pursuant to Section 8 by seeking other employment or otherwise.

                 (g) Successors. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees of the parties hereto. The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive' death by giving Holdings or the Company written notice thereof. In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

                 (h) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when faxed or delivered or two business days after being mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed (A) to the Executive at his address then appearing in the personnel records of the Company, (B) to Holdings at Holding's then current headquarters, with a copy to Holding's Secretary, (C) to the Company at the Company's then current headquarters, with a copy to the Company's Secretary and (D) to DLJMBII at DLJMBII's then current headquarters with a copy to Peter Grauer or (E) to such other address as any party may have furnished to the others in writing in accordance herewith, with such notice of change of address being effective only upon receipt.

                 (i) Withholding Taxes. Holdings and/or the Company, as applicable, may withhold from any and all amounts payable under this Agreement such federal, state, local and any other applicable taxes as may be required to be withheld pursuant to any applicable law or regulation.

                 (j) Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

                 (k) Representations. Each party represents and warrants to the others that he or it is fully authorized and empowered to enter into this Agreement and that the performance of his or its obligations under this Agreement will not violate any agreement between him or it and any other person or entity.

                 (l) Fees and Expenses. In the event of a dispute by Holdings, the Company or Executive as to the validity or enforceability of, or liability under, any





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
provision of this Agreement and with respect to any claims arising in connection with Executive's employment with Holdings and the Company, each party shall pay its own legal fees and expenses incurred in connection with such dispute or claim.

                 (m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                 (n) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement. Any reference to the Executive in the masculine gender herein is for convenience and is not intended to express any preference by the Company for executives of any gender.

                 IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.






                                        ---------------------------------------
                                        Stephen J. Felice



                                        DECISIONONE HOLDINGS CORP.


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:


                                        DECISIONONE CORPORATION


                                        By:
                                            -----------------------------------
                                            Name:
                                            Title:





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